                                                                      APPENDIX A

                             DISTRIBUTION AGREEMENT
                                    BETWEEN
                            IMS HEALTH INCORPORATED
                                      AND
                              GARTNER GROUP, INC.

                           DATED AS OF JUNE 17, 1999

                               TABLE OF CONTENTS

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                                                                                  Page
                                                                                  ----
ARTICLE I. DEFINITIONS..........................................................    2
  SECTION 1.1       General.....................................................    2
  SECTION 1.2       References; Interpretation..................................    6

ARTICLE II. DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS AND
            REPRESENTATIONS AND WARRANTIES......................................    7
  SECTION 2.1       The Distribution and Other Transactions.....................    7
  SECTION 2.2       The Cash Dividend and the Stock Repurchase..................   10
  SECTION 2.3       Financing...................................................   12
  SECTION 2.4       Certain Limitations on Actions by IMS HEALTH................   12
  SECTION 2.5       Declaration Date; Further Assurances........................   13
  SECTION 2.6       Representations and Warranties..............................   13

ARTICLE III. INDEMNIFICATION....................................................   17
  SECTION 3.1       Indemnification by Gartner..................................   17
  SECTION 3.2       Indemnification by IMS HEALTH...............................   17
  SECTION 3.3       Procedures for Indemnification in Third Party Claims........   17
  SECTION 3.4       Indemnification Payments....................................   19

ARTICLE IV. COVENANTS...........................................................   19
  SECTION 4.1       Access to Information.......................................   19
  SECTION 4.2       Confidentiality.............................................   19
  SECTION 4.3       Standstill..................................................   19
  SECTION 4.4       Public Announcements........................................   21
  SECTION 4.5       Required Consents...........................................   21

ARTICLE V. DISPUTE RESOLUTION...................................................   21
  SECTION 5.1       Negotiation.................................................   21
  SECTION 5.2       Arbitration.................................................   21
  SECTION 5.3       Continuity of Service and Performance.......................   22

ARTICLE VI. INSURANCE...........................................................   22
  SECTION 6.1       Separation of Insurance Coverages...........................   22
  SECTION 6.2       Policy Rights...............................................   22
  SECTION 6.3       Post-Distribution Date Claims...............................   22
  SECTION 6.4       Agreement for Waiver of Conflict and Shared Defense.........   24
  SECTION 6.5       Cooperation.................................................   24

ARTICLE VII. MISCELLANEOUS......................................................   24
  SECTION 7.1       Complete Agreement; Construction............................   24
  SECTION 7.2       Counterparts................................................   24
  SECTION 7.3       Survival of Agreements......................................   24
  SECTION 7.4       Expenses....................................................   24
  SECTION 7.5       Notices.....................................................   24
  SECTION 7.6       Waivers.....................................................   25

                                                                                  Page
                                                                                  ----
  SECTION 7.7       Amendments..................................................   25
  SECTION 7.8       Assignment..................................................   25
  SECTION 7.9       Successors and Assigns......................................   25
  SECTION 7.10      Termination.................................................   25
  SECTION 7.11      Subsidiaries................................................   26
  SECTION 7.12      Third Party Beneficiaries...................................   26
  SECTION 7.13      Title and Headings..........................................   26
  SECTION 7.14      Exhibits and Schedules......................................   26
  SECTION 7.15      GOVERNING LAW...............................................   26
  SECTION 7.16      Consent to Jurisdiction.....................................   26
  SECTION 7.17      Severability................................................   27

EXHIBITS

     Exhibit 2.1(d) Undertaking of Gartner Group, Inc. under 1996 Distribution Agreement.

     Exhibit 2.1(d)(ii) Undertaking of Gartner Group, Inc. under 1998 Distribution Agreement.

                             DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT, dated as of June 17, 1999 (this "Agreement"), between IMS HEALTH INCORPORATED, a Delaware corporation ("IMS HEALTH"), and GARTNER GROUP, INC., a Delaware corporation ("Gartner").

     WHEREAS, IMS HEALTH owns, directly and indirectly, as of the close of business on the date hereof, 47,599,105 shares of Class A Common Stock, par value $.0005 per share ("Class A Common Stock"), of Gartner;

     WHEREAS, simultaneously with the execution hereof, Gartner, IMS HEALTH, and GRGI, INC., a Delaware corporation and a wholly owned subsidiary of IMS HEALTH ("Merger Sub"), are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A-1 (the "Recapitalization Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Gartner with the consequent capital stock changes resulting in (i) IMS HEALTH acquiring, in exchange for 40,689,648 shares of Class A Common Stock held by it 40,689,648 shares of a new Class B Common Stock, par value $.0005 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Gartner Common Stock"), of Gartner, which class of stock shall be entitled to elect 80% of the members of the board of directors of Gartner and in all other respects shall be substantially identical to the Class A Common Stock, and (ii) IMS retaining 6,909,457 shares of Class A Common Stock (the "Retained Shares") and the Warrants (as defined herein) to purchase 599,400 shares of Class A Common Stock, and all other stockholders of Gartner retaining all their shares of Class A Common Stock, which class of stock shall be entitled to elect 20% of the members of the board of directors of Gartner (the "Recapitalization");

     WHEREAS, the Board of Directors of IMS HEALTH has determined that it is appropriate, desirable and in the best interests of IMS HEALTH and its stockholders to distribute on the Distribution Date (as defined herein) all the shares of Class B Common Stock that IMS HEALTH will receive in the Recapitalization, on the terms and subject to the conditions set forth in this Agreement, to the holders of record of the Common Stock, par value $.01 per share, of IMS HEALTH ("IMS HEALTH Common Stock"), as of the Distribution Record Date (as defined herein), on a pro rata basis (the "Distribution");

     WHEREAS, the Board of Directors of Gartner has determined that it is appropriate, desirable and in the best interests of Gartner and its stockholders that the Distribution be consummated, and the Recapitalization is a necessary and desirable means to enable the Distribution to occur;

     WHEREAS, IMS HEALTH has received a ruling from the Internal Revenue Service to the effect that the Distribution will be a tax-free distribution within the meaning of Section 355 of the Code (as defined herein);

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the board of directors of Gartner shall declare the Cash Dividend (as defined herein), payable on a pro rata basis to holders of record of Gartner Common Stock as of the date immediately preceding the Distribution Record Date;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Gartner will commence the Stock Repurchase (as defined herein) after the Distribution for a number of shares of Class A Common Stock and Class B Common Stock equal to 19.99% of the total number of outstanding shares of Gartner Common Stock; and

     WHEREAS, each of IMS HEALTH and GARTNER has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, the Recapitalization, the Cash Dividend and the Stock Repurchase and to set forth other agreements that will govern certain other matters following the Distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     SECTION 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

          (b) "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

          (c) "Agreement Disputes" shall have the meaning set forth in Section 5.1.

          (d) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

          (e) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

          (f) "Cash Dividend" shall have the meaning set forth in Section
     2.2(a).

          (g) "Cash Dividend Date" shall mean the date immediately preceding the Distribution Date.

          (h) "Cash Dividend Record Date" shall mean the date immediately preceding the Distribution Record Date.

          (i) "Claims Administration" shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers and the management of the defense of claims.

          (j) "Class A Common Stock" shall have the meaning set forth in the recitals hereto.

          (k) "Class B Common Stock" shall have the meaning set forth in the recitals hereto.

          (l) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

          (m) "Commission" shall mean the U.S. Securities and Exchange
     Commission.

          (n) "Dataquest Agreement" shall mean that certain Acquisition Agreement dated as of November 27, 1995 by and among Gartner Group, Inc., Bosa Acquisition Corp., Gartner Group U.K. Ltd., Gartner Group GMBH, The Dun & Bradstreet Corporation, Dataquest Incorporated, Dataquest Europe Limited and Dataquest GMBH.

          (o) "Declaration Date" shall mean the date, mutually agreed between IMS HEALTH and Gartner, on which (i) the IMS HEALTH Board of Directors shall declare the Distribution, (ii) the Gartner Board of Directors shall declare the Cash Dividend and (iii) the Certificate of Merger effecting the Recapitalization shall be filed with the Secretary of State of the State of Delaware.

          (p) "DGCL" shall mean the General Corporation Law of the State of Delaware.

          (q) "Distribution" shall have the meaning set forth in the recitals hereto.

          (r) "Distribution Agent" shall mean the distribution agent selected by IMS HEALTH to effect the Distribution, which may be Gartner's stock transfer agent.

          (s) "Distribution Date" shall mean the date determined by the Board of Directors of IMS HEALTH following the consummation of the Recapitalization for the mailing of certificates of Class B Common Stock to stockholders of IMS HEALTH in the Distribution. The Distribution Date shall be a date as soon as practicable following the Declaration Date, but not more than thirty days after the filing of the Certificate of Merger relating to the Recapitalization.

          (t) "Distribution Record Date" shall mean the date determined by the Board of Directors of IMS HEALTH as the record date for the determination of the holders of record of IMS HEALTH Common Stock entitled to receive shares of Class B Common Stock in the Distribution.

          (u) "Effective Time" shall mean immediately prior to the midnight, New York time, that ends the 24-hour period comprising the Distribution Date.

          (v) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (w) "Financing Commitments" shall have the meaning set forth in
     Section 2.3.

          (x) "Form 8-A" shall mean a Gartner registration statement on Form 8-A pursuant to which the Class B Common Stock shall be registered under the Exchange Act, including all amendments thereto.

          (y) "Gartner" shall have the meaning set forth in the heading of this Agreement.

          (z) "Gartner Business" shall mean each and every business conducted at any time prior to, on or after the Effective Time by Gartner or any current, former, or future Subsidiary of Gartner or other Business Entity controlled by Gartner, whether or not such Subsidiary is a Subsidiary of Gartner or such Business Entity is controlled by Gartner on the date hereof.

          (aa) "Gartner Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by Gartner.

          (bb) "Gartner Group" shall mean Gartner and each Person that is a Subsidiary of Gartner immediately prior to the Effective Time.

          (cc) "Gartner Indemnitees" shall mean Gartner, each member of the Gartner Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

          (dd) "Gartner Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the Gartner Business or the ownership of the assets of the Gartner Business by Gartner, any current, former or future Subsidiary of Gartner or any Business Entity controlled by Gartner, whether such Liabilities arise before, on or after the Effective Time and whether known or unknown, fixed or contingent, and shall include, without limitation:

             (i) any and all Liabilities to which IMS HEALTH or its predecessors and successors may become subject arising from or based upon its status or alleged status as a "controlling person" (as defined under Section 15 of the Securities Act and Section 20 of the Exchange Act) of Gartner relating to (a) the Proxy Statement (or any amendment thereto) (except for liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH supplied by IMS HEALTH for inclusion in the Proxy Statement) or (b) any other report or document filed by Gartner with the Commission at any time before, on or after the Effective Time (except for liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH or the IMS HEALTH Business supplied by IMS HEALTH for inclusion in such report or document);

             (ii) any and all Liabilities that are expressly contemplated by this Agreement or the Recapitalization Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Gartner or any member of the Gartner Group or to remain with Gartner or any member of the

        Gartner Group and any Liabilities under this Agreement for a breach by Gartner of any representation, warranty or covenant herein; and

             (iii) any and all Liabilities which IMS HEALTH or any of its Subsidiaries and any Affiliates may be subject to or which may be asserted against any of them arising from or based upon any sublease by Gartner or a Subsidiary of Gartner or other Business Entity controlled by Gartner of office space in Nanterre, France, Paris, France or Tokyo, Japan where RHD or any of its predecessors or any of their successors or their respective Affiliates occupy space on the premises, including pursuant to any sublease agreement or amendment or other agreement related thereto.

          (ee) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          (ff) "IMS HEALTH Business" shall mean each and every business conducted at any time by IMS HEALTH or any current, former or future Subsidiary of IMS HEALTH (other than Gartner and its Subsidiaries) prior to the Effective Time or other Business Entity controlled by IMS HEALTH (other than Gartner and its Subsidiaries), whether or not such Subsidiary is a Subsidiary of IMS HEALTH or such Business Entity is controlled by IMS HEALTH on the date hereof, except for the Gartner Business.

          (gg) "IMS HEALTH Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by IMS HEALTH.

          (hh) "IMS HEALTH Common Stock" shall mean the common stock, par value $.01 per share, of IMS HEALTH.

          (ii) "IMS HEALTH Distribution" shall mean the distribution of the common stock of IMS HEALTH described in Exhibit 2.1(d)(i).

          (jj) "IMS HEALTH Group" shall mean IMS HEALTH and each Person (other than any member of the Gartner Group) that is a Subsidiary of IMS HEALTH immediately prior to the Effective Time.

          (kk) "IMS HEALTH Indemnitees" shall mean IMS HEALTH, each member of the IMS HEALTH Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except Gartner Indemnitees who would not otherwise be an IMS HEALTH Indemnitee.

          (ll) "IMS HEALTH Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the IMS HEALTH Business or the ownership of the assets of the IMS HEALTH Business by IMS HEALTH, any predecessor entity of IMS HEALTH (and all predecessors thereto) or any Subsidiary of or Business Entity controlled by any such predecessor, any current, former, or future Subsidiary of IMS HEALTH or any Business Entity controlled by IMS HEALTH (other than, in each case, Gartner and its Subsidiaries) whether such Liabilities arise before, on or after the Effective Time and whether known or unknown, fixed or contingent, and shall include, without limitation:

             (i) any and all Liabilities that are expressly contemplated by this Agreement or the Recapitalization Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by IMS HEALTH or any member of the IMS HEALTH Group or to remain with IMS HEALTH or any member of the IMS HEALTH Group and any Liabilities under this Agreement for a breach by IMS HEALTH of any representation, warranty or covenant herein; and

             (ii) any and all Liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH or the IMS HEALTH Business supplied by IMS HEALTH for inclusion in the Proxy Statement or any report or document filed by Gartner with the Commission.

          (mm) "Indemnifying Party" shall have the meaning set forth in Section 3.3.

          (nn) "Indemnitee" shall have the meaning set forth in Section 3.3.

          (oo) "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies, the reporting to insurance carriers of any losses or claims, and the distribution of Insurance Proceeds as contemplated by this Agreement.

          (pp) "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          (qq) "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to policy limits, deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

          (rr) "IRS" shall mean the Internal Revenue Service.

          (ss) "IRS Ruling" shall have the meaning set forth in Section
     2.1(b)(i).

          (tt) "IRS Supplemental Ruling" shall mean a ruling from the IRS requested by IMS HEALTH providing, among other things, that neither the Recapitalization nor the Distribution will be taken into account in applying Section 355(e)(2)(A)(ii) of the Code.

          (uu) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or the Recapitalization Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

          (vv) "1996 Distribution Agreement" shall mean the Distribution Agreement among Cognizant Corporation, The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") dated as of October 28, 1996.

          (ww) "1998 Distribution Agreement" shall mean the Distribution Agreement between Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), and IMS HEALTH dated as of June 30, 1998.

          (xx) "NYSE" shall mean the New York Stock Exchange, Inc.

          (yy) "NYSE Listing Application" shall mean the application to be submitted by Gartner to the NYSE for the listing of the Class B Common Stock.

          (zz) "Person" shall mean any natural person, Business Entity, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.

          (aaa) "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          (bbb) "Proxy Statement" shall have the meaning set forth in the Recapitalization Agreement.

          (ccc) "Recapitalization" shall have the meaning set forth in the recitals hereto.

          (ddd) "Recapitalization Agreement" shall have the meaning set forth in the recitals hereto.

          (eee) "Retained Shares" shall have the meaning set forth in the recitals hereto.

          (fff) "Required Consents" shall have the meaning set forth in Section 4.5.

          (ggg) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (hhh) "Share Increase" shall have the meaning set forth in the Recapitalization Agreement.

          (iii) "Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of IMS HEALTH or any Subsidiary of IMS HEALTH immediately prior to the Effective Time which relate to the Gartner Business and the IMS HEALTH Business.

          (jjj) "Stock Repurchase" shall have the meaning set forth in Section 2.2(b).

          (kkk) "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

          (lll) "Third Party Claim" shall have the meaning set forth in Section 3.3.

          (mmm) "Transition Services Agreement" shall mean the Amended and Restated Transition Services Agreement dated as of June 30, 1998, among The Dun & Bradstreet Corporation, The New Dun & Bradstreet Corporation, NMR, IMS HEALTH, ACNielsen Corporation and Gartner.

          (nnn) "Warrants" shall mean the Warrant dated as of November 1, 1996 and amended as of February 20, 1999 issued by Gartner exercisable for 539,460 shares of Class A Common Stock as of the date hereof and the Warrant dated as of November 1, 1996 and amended as of February 20, 1999 issued by Gartner exercisable for 59,940 shares of Class A Common Stock as of the date hereof.

          (ooo) "Warrant Shares" shall mean the shares of Class A Common Stock issuable by Gartner pursuant to the Warrants.

     SECTION 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                  ARTICLE II.

                      DISTRIBUTION AND OTHER TRANSACTIONS;
              CERTAIN COVENANTS AND REPRESENTATIONS AND WARRANTIES

     SECTION 2.1  The Distribution and Other Transactions.

     (a) The Distribution. Subject to the conditions set forth in Section 2.1(b) of this Agreement, on the Declaration Date the Board of Directors of IMS HEALTH shall declare the Distribution upon the terms set forth in this Agreement. To effect the Distribution, IMS HEALTH shall cause the Distribution Agent to distribute, on or as soon as practicable following the Distribution Date, on a pro rata basis and taking into account Section 2.1(c), to the holders of record of IMS HEALTH Common Stock on the Distribution Record Date, all shares of Class B Common Stock held by IMS HEALTH on the Distribution Date. During the period commencing on the date the certificates representing shares of Class B Common Stock are delivered to the Distribution Agent and ending upon the date(s) on which certificates evidencing such shares are mailed to holders of record of IMS HEALTH Common Stock on the Distribution Record Date or on which fractional shares of Class B Common Stock are sold on behalf of such holders, the Distribution Agent shall hold the certificates representing shares of Class B Common Stock on behalf of such holders. IMS HEALTH shall deliver to the Agent the share certificates representing the shares of Class B Common Stock held by IMS HEALTH which are to be distributed to the holders of IMS HEALTH Common Stock in the Distribution. IMS HEALTH agrees to reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the Distribution. Gartner agrees, if required by IMS HEALTH, to provide all certificates evidencing shares of Class B Common Stock that IMS HEALTH shall require in order to effect the Distribution.

     (b) Conditions to the Distribution. The IMS HEALTH Board of Directors shall declare the Distribution on the Declaration Date following the satisfaction or waiver by IMS HEALTH, as determined by IMS HEALTH in its sole discretion, of the conditions set forth below:

          (i) The private letter ruling received from the IRS providing that, among other things, the Recapitalization and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling") shall continue in effect; and IMS HEALTH and Gartner shall have complied with all provisions set forth in the IRS Ruling, the request for the IRS Supplemental Ruling and, if granted prior to such time, the IRS Supplemental Ruling, in each case, that are required to be complied with prior to the Declaration Date;

          (ii) Any material governmental approvals and consents necessary to consummate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement shall have been obtained and shall be in full force and effect;

          (iii) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement shall be in effect and no other event outside the control of IMS HEALTH shall have occurred or failed to occur that prevents the lawful consummation of the Distribution;

          (iv) The Recapitalization, the Cash Dividend, the Stock Repurchase and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;

          (v) Each of Gartner and IMS HEALTH shall have received all the Required Consents;

          (vi) All conditions to the Recapitalization shall have been satisfied or waived and no circumstances shall exist that would reasonably be expected to prevent the consummation of the Recapitalization immediately following the declaration of the Distribution;

          (vii) The Cash Dividend shall be declared by the Board of Directors of Gartner substantially simultaneously with the declaration of the Distribution and no circumstances shall exist that would reasonably be expected to prevent the prompt payment of the Cash Dividend;

          (viii) The Stock Repurchase shall have been authorized and not revoked by the Board of Directors of Gartner, or shall be so authorized simultaneously with the declaration of the Distribution and shall be committed to by Gartner to the satisfaction of IMS HEALTH;

          (ix) The Form 8-A shall have been filed with the Commission and there shall be no impediment to the certification by the NYSE to the Commission of the listing of the Class B Common Stock;

          (x) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (xi) Each of the representations and warranties of Gartner set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and Gartner shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Recapitalization Agreement at or prior to the Declaration Date; and IMS HEALTH shall have received a certificate of the chief executive officer of Gartner as to the foregoing;

          (xii) IMS HEALTH shall have received copies of the Financing Commitments from Gartner, Gartner shall have complied with Section 2.3 hereof, and IMS HEALTH, acting reasonably, shall be satisfied that funds available pursuant to such Financing Commitments, together with funds internally available to Gartner, shall be sufficient to consummate the Cash Dividend and the Stock Repurchase;

          (xiii) All actions and other documents and instruments reasonably necessary in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to IMS HEALTH; and

The foregoing conditions are for the sole benefit of IMS HEALTH and shall not give rise to or create any duty on the part of IMS HEALTH to waive or not waive any such condition.

     (c) Sale of Fractional Shares. IMS HEALTH shall appoint the Distribution Agent as agent for each holder of record of IMS HEALTH Common Stock who would receive in the Distribution any fractional share of Class B Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each stockholder of IMS HEALTH who would otherwise have received a fractional share. IMS HEALTH shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional shares of Class B Common Stock and the distribution of the proceeds thereof in accordance with this Section 2.1(c).

     (d) Undertaking of Gartner. On or prior to the Distribution Date, Gartner will undertake (i) to each of RHD and ACNielsen to be jointly and severally liable for all "Cognizant Liabilities" (as defined in the 1996 Distribution Agreement) under the 1996 Distribution Agreement pursuant to an undertaking substantially in the form of Exhibit 2.1(d)(i) hereto, and (ii) to Nielsen Media Research, Inc. ("NMR") to be jointly and severally liable for all "IMS HEALTH Liabilities" (as defined in the 1998 Distribution Agreement) under the 1998 Distribution Agreement pursuant to an undertaking substantially in the form of
Exhibit 2.1(d)(ii) hereto. IMS HEALTH (together with its successors and permitted assigns, jointly and severally) will indemnify Gartner against any and all liabilities to RHD, ACNielsen and NMR (including fees and expenses of counsel, which will be reimbursed as incurred) which Gartner or its successors and permitted assigns may become subject as a result of the undertakings referred to herein. This provision is not intended to limit in any respect any of Gartner's obligations under Section 3.1 hereof with respect to Gartner Liabilities.

     (e) Other Actions. (i) IMS HEALTH shall prepare and mail, at such time as determined by IMS HEALTH, to the holders of IMS HEALTH Common Stock, such information concerning Gartner, its business, operations and management, the Distribution and the tax consequences thereof and such other matters as IMS HEALTH shall reasonably determine or as may be required by law. IMS HEALTH shall give Gartner and its counsel reasonably appropriate advance opportunity to review such document and shall consider in good faith any comments Gartner timely delivers to IMS HEALTH with respect to such information. Gartner agrees to cooperate with IMS HEALTH in the preparation of, and provide any information reasonably requested by IMS HEALTH for inclusion in, such mailing. Gartner shall cause its officers to certify in writing to IMS HEALTH that all information provided to IMS HEALTH for such mailing is true and accurate in all material respects. IMS HEALTH and Gartner will prepare, and Gartner will, to the extent required under applicable law, file with the Commission any such documentation, including any no action letters or other requests for interpretive or regulatory assistance, if any, which IMS HEALTH and Gartner reasonably determine are necessary or desirable to effectuate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement and IMS HEALTH and Gartner shall each use its commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (ii) IMS HEALTH and Gartner shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement.

          (iii) Gartner shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing on the NYSE of the Class B Common Stock to be distributed in the Distribution, subject to official notice of issuance. IMS HEALTH shall provide, upon request by Gartner, information reasonably necessary to Gartner for its preparation and filing of such application.

          (iv) Subject to Section 2.1(e)(vii), Gartner shall prepare and file the Form 8-A (which may include or incorporate by reference information contained in the Proxy Statement) with the Commission as promptly as practicable following the execution hereof, and shall use its commercially reasonable efforts to cause the Form 8-A to become effective under the Exchange Act immediately following the consummation of the Recapitalization or as soon thereafter as practicable. IMS HEALTH shall provide, upon request by Gartner, information reasonably necessary to Gartner for its preparation and filing of such Form 8-A.

          (v) On or prior to the Distribution Date, each of IMS HEALTH and Gartner shall take those actions and consummate those other transactions in connection with the Distribution that are contemplated by the IRS Ruling, the ruling request therefor or any related submissions by IMS HEALTH to the IRS (which shall have been reviewed by Gartner), including, to the extent applicable, the IRS Supplemental Ruling and the request therefor.

          (vi) In addition to those matters specifically set forth above, IMS HEALTH and Gartner also shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.1(b) to be satisfied and to effect the Distribution on the Distribution Date.

          (vii) Until the Distribution Date, Gartner agrees that prior to filing with the Commission any report or other document that contains any disclosure relating to the Distribution, this Agreement, the Recapitalization Agreement or any of the transactions contemplated hereby or thereby, it shall give IMS HEALTH and its counsel reasonably appropriate advance opportunity to review such report or other document and shall consider in good faith any comments IMS HEALTH may deliver to Gartner with respect to or for inclusion in such report or document.

          (viii) Prior to the Distribution Date, Gartner shall not amend, and the Gartner Board of Directors shall not approve any amendment to, Gartner's restated Certificate of Incorporation or By-Laws, other than the amendments that will take effect upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Recapitalization in accordance with the terms of the Recapitalization Agreement.

          (ix) IMS HEALTH agrees to be present in person or by proxy at each and every stockholders meeting of Gartner at which the Recapitalization, the Governance Provisions and the Share Increase (each as defined in the Recapitalization Agreement) are submitted to the stockholders of Gartner for consideration at such meeting, and to vote, or cause to be voted, all shares of Gartner Class A Common Stock owned directly or indirectly by it and its Subsidiaries in favor of the Recapitalization, the

     Governance Provisions and the Share Increase; provided that the Governance Provisions and the Share Increase are to become effective solely upon the effectiveness of the Merger; and similarly to execute any written consent submitted to stockholders by Gartner in favor of the Recapitalization, the Governance Provisions and the Share Increase.

          (x) Effective upon the consummation of the Distribution, the Stockholder's Agreement dated as of March 19, 1993, between Gartner and The Dun & Bradstreet Corporation and the Amended and Restated Registration Agreement dated as of March 19, 1993, among Gartner, The Dun & Bradstreet Corporation, D&B Enterprises, Inc. and Gideon I. Gartner shall each automatically terminate and become void and of no further force or effect.

          (xi) Except as expressly provided otherwise herein, all agreements and arrangements existing on the date hereof between IMS HEALTH or any of its Subsidiaries on the one hand and Gartner and any of its Subsidiaries on the other hand, whether written or oral, including those relating to the purchase and sale of products and services, shall continue in full force and effect in accordance with their terms and consistent with past practice from the date hereof, through the Distribution Date and thereafter.

          (xii) Nothing contained in this Agreement shall in any way affect the relative rights and liabilities of the parties to the Dataquest Agreement.

     SECTION 2.2  The Cash Dividend and the Stock Repurchase.

     (a) The Cash Dividend. Subject to the conditions set forth in Section 2.2(c) of this Agreement, on the Declaration Date the Board of Directors of Gartner shall declare a pro rata cash dividend to all holders of record of Gartner Common Stock as of the Cash Dividend Record Date in the aggregate amount of $125 million (the "Cash Dividend").

     (b) Stock Repurchase. Subject to the conditions set forth in Section 2.2(c) of this Agreement, Gartner shall, as soon as practicable following completion of the Recapitalization and the Distribution, in compliance with the rules and regulations of the Commission, including Regulation 13E under the Exchange Act, commence a "Dutch auction" tender offer (the "Self Tender Offer") for a number of shares of Class A Common Stock and Class B Common Stock in the aggregate equal to at least 15% of the total number of shares of Gartner Common Stock outstanding immediately following the Distribution (the "Minimum Self Tender Amount"), with such purchases allocated between shares of Class A Common Stock and Class B Common Stock on a pro rata basis based on the relative numbers of shares of such classes outstanding immediately following the Distribution ("Pro Rata"). Subject to the previous sentence, Gartner shall acquire all shares properly tendered in response to such Self Tender Offer as promptly as practicable following commencement thereof, subject to reasonable and customary conditions and other terms and reasonable range of purchase prices based on recent trading prices of Gartner Class A and Class B Common Stock, which conditions, terms and ranges shall be determined by the Board of Directors of Gartner in good faith. Subject to the conditions set forth in Section 2.2(c) of this Agreement, Gartner shall, as soon as practicable following completion of the Self Tender Offer, in compliance with the rules and regulations of the Commission, including Rule 10b-18 under the Exchange Act, purchase through an open-market stock purchase program an amount of shares of Common Stock equal to
(i) 4.99% of the number of shares of Gartner Common Stock plus or minus (ii) the amount, if any, by which the Minimum Self Tender Amount is less than or exceeds, respectively, the number of shares of Gartner Common Stock actually purchased in the Self Tender Offer (the "Minimum Open Market Amount"), with such purchases allocated Pro Rata between shares of Class A Common Stock and Class B Common Stock (the "Open Market Repurchase Program" and, together with the Self Tender Offer, the "Stock Repurchase"). Gartner shall commence the Open Market Repurchase Program as promptly as practicable (subject to market conditions) after the Self Tender Offer and shall in any event complete the Open Market Repurchase Program in an orderly manner within two years after the Distribution Date. Gartner agrees that it will not repurchase any shares of Class A Common Stock or Class B Common Stock in the Self Tender Offer beneficially owned by any of its directors or officers and will not knowingly repurchase any shares of Class A Common Stock or Class B Common Stock in the Stock Repurchase beneficially owned by any of its directors or officers (it being understood that in the case of the

Open Market Repurchase Program effected through brokers, Gartner shall be deemed not to have knowledge of the identity of any seller).

     (c) Conditions of the Cash Dividend and Stock Repurchase. The obligation of the Board of Directors of Gartner to declare the Cash Dividend on the Declaration Date and consummate the Stock Repurchase following completion of the Recapitalization and the declaration of the Distribution shall be conditioned upon the satisfaction or waiver by Gartner, as determined by Gartner in its sole discretion, of the following conditions:

          (i) The IRS Ruling shall continue in effect; and IMS HEALTH shall have complied with all provisions set forth in the IRS Ruling, the request for the IRS Supplemental Ruling and, if granted prior to such time, the IRS Supplemental Ruling that, in each case, are required to be complied with by it prior to the Declaration Date;

          (ii) All conditions to the Recapitalization shall have been satisfied or waived and no circumstances shall exist that would reasonably be expected to prevent the consummation of the Recapitalization immediately following the declaration of the Cash Dividend;

          (iii) The Distribution shall be declared by the Board of Directors of IMS HEALTH substantially simultaneously with the declaration of the Cash Dividend and no circumstances shall exist that would reasonably be expected to prevent the prompt consummation of the Distribution;

          (iv) Any material governmental approvals and consents necessary to consummate the Cash Dividend or the Stock Repurchase, as the case may be, shall have been obtained and shall be in full force and effect;

          (v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition in each case preventing the consummation of the Cash Dividend, the Stock Repurchase or the Distribution shall be in effect, and no other event outside the control of Gartner shall have occurred or failed to occur that prevents the lawful consummation of the Cash Dividend, the Stock Repurchase or the Distribution;

          (vi) The Recapitalization, the Cash Dividend, the Stock Repurchase and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;

          (vii) The Form 8-A shall have been filed with the Commission and there shall be no impediment to the certification by NYSE to the Commission of the listing of the Class B Common Stock;

          (viii) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (ix) Each of the representations and warranties of IMS HEALTH set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and IMS HEALTH shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Recapitalization Agreement at or prior to the Declaration Date; and Gartner shall have received a certificate of the chief executive officer of IMS HEALTH as to the foregoing;

          (x) All actions and other documents and instruments reasonably necessary in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to Gartner; and

          (xi) Each of Gartner and IMS HEALTH shall have received all the Required Consents.

The foregoing conditions are for the sole benefit of Gartner and shall not give rise to or create any duty on the part of Gartner to waive or not waive any such condition.

     (d) Certain Limitations on Expenditures by Gartner. Until such time as the Cash Dividend is paid to Gartner's stockholders, Gartner shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of IMS HEALTH, (i) pay any other cash dividends on any of its capital stock,

(ii) repurchase any shares of its capital stock, except purchases necessary to offset (x) exercises of pre-existing employee stock options and (y) stock issuances under Gartner's Employee Stock Purchase Plan, or (iii) acquire any Assets or securities or make any capital expenditures which, when aggregated with any acquisition of Assets or securities or capital expenditures made since November 12, 1998, utilize more than $120 million in cash in the aggregate, excluding (1) transfers between Gartner and any direct or indirect wholly-owned Subsidiary of Gartner or between direct or indirect wholly-owned Subsidiaries of Gartner, (2) cash payments under Net Share-Settled Forward Purchase Contracts entered into with DMG Securities as set forth in Schedule 2.2(d) into prior to November 12, 1998 and not amended subsequent to such date and (3) up to $30 million of capital contributions to investments by the venture fund known as the SI Fund, of which Gartner is the sole limited partner.

     SECTION 2.3  Financing.

     (a) Gartner hereby represents and warrants to IMS HEALTH that it has secured financing commitments which, when added to its available cash and reasonably anticipated cash flow through the Declaration Date, will permit payment of the Cash Dividend and the completion of the Stock Repurchase, with sufficient cash available to meet the needs of Gartner's business, and which are subject only to customary conditions (the "Financing Commitments") and has provided copies of such Financing Commitments to IMS HEALTH.

     (b) As promptly as practical following the date hereof, Gartner shall negotiate and execute definitive loan agreements for the financing contemplated by the Financing Commitments, which agreements shall make the funds to be borrowed thereunder available to Gartner with only customary conditions. Gartner shall provide copies of such loan agreements to IMS HEALTH and shall provide such other documents and information in connection therewith as IMS HEALTH shall reasonably request.

     (c) Gartner shall be responsible for all fees and expenses of the lenders and other advisors in obtaining the Financing Commitments; provided, however, that, in the event the Financing Commitments are obtained more than 60 days in advance of the payment date for the Cash Dividend, IMS HEALTH shall be responsible for one-half of the amount by which the commitment fee for the Financing Commitments exceeds the commitment fee that would have been payable under the Financing Commitments if they were obtained 60 days in advance of the payment date for the Cash Dividend.

     SECTION 2.4 Certain Limitations on Actions by IMS HEALTH. The parties agree that under the IRS Ruling IMS HEALTH is obligated to dispose of the Retained Shares and the Warrant Shares as quickly as feasible and in this regard the parties agree that, subject to representations and undertakings made by IMS HEALTH after the date hereof in order to obtain the IRS Supplemental Ruling,

          (a) IMS HEALTH (i) shall not sell, transfer or otherwise dispose of, or issue any derivative security with respect to, the Retained Shares or the Warrant Shares for the period of 90 days following the Distribution Date and (ii) thereafter will not sell, transfer or otherwise dispose of, or issue any derivative security with respect to any Retained Shares or Warrant Shares, except (x) sales on the NYSE of Retained Shares or Warrant Shares in an amount (collectively) in any day in excess of 25% of the average daily trading volume of the Gartner Common Stock for the immediately preceding four weeks as reported on the NYSE composite tape (excluding shares sold, transferred or otherwise disposed of on the NYSE by IMS HEALTH or as to which IMS HEALTH issues a derivative security that trades on the NYSE, in each case, during such four week period), (y) in transactions which the parties agree in good faith would not reasonably be expected to have an adverse impact on the trading prices of the Gartner Common Stock as reported on the NYSE composite tape and (z) sales of shares to any institutional investor who agrees in writing not to sell, transfer or otherwise dispose of, or issue any derivative security with respect to, such shares until the later of 30 days from the date of such sale or the one year anniversary of the Declaration Date; and

          (b) following the Distribution, in all matters requiring a vote of the holders of Class A Common Stock at any stockholder meeting or by written consent of the stockholders for such time as IMS

     HEALTH holds the Retained Shares, IMS HEALTH will vote the Retained Shares and any Warrant Shares in proportion to the votes cast by all other holders of Class A Common Stock voting.

     SECTION 2.5 Declaration Date; Further Assurances. (a) The parties agree that the Declaration Date shall occur as soon as reasonably practicable following the satisfaction or waiver of the conditions to the declaration of the Distribution set forth in Section 2.1(b) (other than the declaration of the Cash Dividend) and the conditions to the declaration of the Cash Dividend set forth in Section 2.2(c) (other than the declaration of the Distribution). The parties shall cause their respective Boards of Directors to meet telephonically or at the same location on the Declaration Date and each shall take such corporate action at such meeting as shall be required to effect the transactions contemplated hereby and by the Recapitalization Agreement. Immediately following such meetings, Gartner shall take all actions required to consummate the Recapitalization in accordance with the terms of the Recapitalization Agreement, including the filing of the Certificate of Merger relating to the Recapitalization with the Secretary of State of the State of Delaware.

     (b) In case at any time after the date hereof any further action is reasonably necessary or desirable to carry out the Recapitalization, Cash Dividend, Distribution or Stock Repurchase or any other purpose of this Agreement or the Recapitalization Agreement, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, IMS HEALTH and Gartner shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Recapitalization Agreement, including all applicable governmental and regulatory filings.

     SECTION 2.6 Representations and Warranties. (a) Gartner hereby represents and warrants to IMS HEALTH as follows:

          (i) Organization; Good Standing. Gartner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

          (ii) Authorization. The execution, delivery and performance by Gartner of this Agreement and the Recapitalization Agreement and the consummation by Gartner of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Gartner, other than the formal declaration of the Cash Dividend, formal initiation of the Stock Repurchase and the approval of the Recapitalization by the stockholders of Gartner. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Gartner pursuant to this Agreement or the Recapitalization Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of Gartner, enforceable against Gartner in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (iii) Consents and Filings. Except (w) for the NYSE Listing Application, (x) the IRS Ruling, (y) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (z) for the filing of the Proxy Statement and the Form 8-A and any other reports or documents required to be filed under the Exchange Act, no consent of, or filing with, any Governmental Entity which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by Gartner, and the consummation by Gartner of the transactions contemplated hereby or thereby.

          (iv) Noncontravention. The execution, delivery and performance of this Agreement and the Recapitalization Agreement by Gartner does not, and the consummation by Gartner of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule or regulation, (y) violate any provision of the Certificate of Incorporation or By-Laws of Gartner, or (z) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Gartner or any of its Subsidiaries is a party or by which any of them are bound.

          (v) Litigation. There are no actions or suits against Gartner pending, or to the knowledge of Gartner, threatened which seek to, and Gartner is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent Gartner from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

          (vi) Change of Control Adjustments. None of the Recapitalization, Cash Dividend, Stock Repurchase or Distribution or any of the other transactions contemplated hereby or by the Recapitalization Agreement will constitute a "change of control" or otherwise result in the increase or acceleration of any benefits, including to employees of Gartner, under any agreement to which Gartner or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

          (vii) Surplus and Solvency. Gartner has on the date hereof, and at the Declaration Date and the Cash Dividend Date will have, surplus (as defined in and computed in accordance with Sections 154 and 244 of the DGCL) in excess of the amounts of cash required to effect the Cash Dividend and Stock Repurchase. Gartner is on the date hereof, and immediately after the payment of the Cash Dividend will be, and at all times during the period it is effecting the Stock Repurchase will be, Solvent. For purposes of this
     Section 2.7(a)(vii), "Solvent" means, at any date of determination, (x) the fair saleable value of Gartner's consolidated assets will exceed Gartner's consolidated liabilities as of such date, (y) Gartner will not have as of such date an unreasonably small amount of capital with which to conduct its business and (z) Gartner will be able to pay its debts as they mature.

          (viii) Certain Transactions. Except for transactions or other actions that occurred prior to July 1, 1997 or that are described in Schedule 2.6(a), neither Gartner nor any other member of the Gartner Group has engaged in any transaction or taken any other action through the date hereof involving or relating to the stock of Gartner or options, warrants or other rights to acquire stock of Gartner. None of the transactions and other actions described in Schedule 2.6(a) which occurred prior to October 1, 1998 (the "Proposal Date") were undertaken by Gartner in contemplation of the Distribution or are related to the Distribution (the parties agree that the concept of the Distribution was solely conceived by IMS HEALTH and first communicated to Gartner on the Proposal Date), and all transactions and actions by Gartner described in Schedule 2.6(a) which occurred between the Proposal Date and the date hereof were undertaken in the ordinary course of business, and if other than compensatory stock plan issuances, were pursuant to a letter of intent which was executed by Gartner prior to the Proposal Date.

     (b) IMS HEALTH hereby represents and warrants to Gartner as follows:

          (i) Organization; Good Standing. IMS HEALTH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

          (ii) Authorization. The execution, delivery and performance by IMS HEALTH of this Agreement and the Recapitalization Agreement and the consummation by IMS HEALTH of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of IMS HEALTH, other than the formal declaration of the Distribution. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by IMS HEALTH pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of IMS HEALTH, enforceable against IMS HEALTH in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (iii) Consents and Filings. Except (x) for the IRS Ruling, and (y) as required under the HSR Act and any other reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Entity which has not been obtained or made is required to be obtained or made by IMS HEALTH for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by IMS HEALTH, and the consummation by IMS HEALTH of the transactions contemplated hereby or thereby.

          (iv) Noncontravention. The execution, delivery and performance of this Agreement and the Recapitalization Agreement by IMS HEALTH does not, and the consummation by IMS HEALTH of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule or regulation, (y) violate any provision of the Certificate of Incorporation or By-Laws of IMS HEALTH or (z) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which IMS HEALTH or any of its Subsidiaries is a party or by which any of them are bound.

          (v) Litigation. There are no actions or suits against IMS HEALTH pending, or to the knowledge of IMS HEALTH, threatened which seek to, and IMS HEALTH is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent IMS HEALTH from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

     SECTION 2.7. Certain Post-Distribution Transactions. (a)(i) Gartner and IMS HEALTH shall each comply and shall cause its Subsidiaries to comply with and otherwise not take action inconsistent with each representation made by such respective party to the IRS in connection with the requests by IMS HEALTH for the IRS Ruling and the IRS Supplemental Ruling, if any, and (ii) until two years after the Distribution Date, Gartner will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

     (b) If Gartner (or any of its Subsidiaries) fails to comply with any of its obligations under Section 2.7(a) above or takes any action or fails to take any required action, and such failure to comply, action or omission contributes to a determination that the Distribution fails to qualify under Section 355(a) of the Code or that the Gartner shares fail to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code, then Gartner shall indemnify and hold harmless IMS HEALTH and each member of the consolidated group of which IMS HEALTH is a member and the shareholders of IMS HEALTH from and against any and all federal, state and local taxes, including any interest, penalties or additions to tax, imposed upon or incurred by IMS HEALTH, any member of its group or any stockholder of IMS HEALTH as a result of the failure of the Distribution to qualify under Section 355(a) of the Code or the application of Section 355(e) (any such tax, interest, penalty or addition to tax, an "IMS HEALTH Tax Liability"); provided however that, notwithstanding any other provision of this Agreement, Gartner shall not be required to indemnify and hold harmless, and shall have no liability to, IMS HEALTH or any member of the consolidated group of which IMS HEALTH is a member or any stockholder of IMS Health for any such IMS HEALTH Tax Liability imposed or incurred (or that would have been imposed or incurred) solely as a result of

          (i) the Recapitalization and the Distribution,

          (ii) sales or other dispositions of Gartner Common Stock or warrants to purchase Gartner Common Stock by IMS HEALTH or any affiliate or IMS HEALTH after the Distribution Date,

          (iii) repurchases by Gartner pursuant to and in compliance with
     Section 2.2(b) of this Agreement or the repurchases that are set forth in the IRS Ruling, or the request for the IRS Supplemental Ruling or, if granted at such time, the IRS Supplemental Ruling or any other IRS ruling that may be obtained by IMS HEALTH substantially similar to the requested IRS Supplemental Ruling,

          (iv) issuances by Gartner after the date hereof through the second anniversary of the Distribution Date of stock options and other stock awards under compensatory stock programs, in the ordinary course of business and consistent with past practice, to acquire an amount of Class A Common Stock equal to or less than 4% of the outstanding Gartner Common Stock on the date hereof,

          (v) issuances by Gartner after the second anniversary of the Distribution Date of stock options and other stock awards under compensatory stock programs, unless, in the case of any such issuance, such issuance was pursuant to a plan, undertaking or understanding adopted or entered into during such two-year period and not exempt under clause (iv) hereof,

          (vi) issuances by Gartner of Class A Common Stock after the date hereof pursuant to the exercise of outstanding stock options and other rights under compensatory stock programs existing at the date hereof,

          (vii) issuances by Gartner of Class A Common Stock after the date hereof pursuant to the exercise of stock options and other rights referred to in clauses (iv) or (v) hereof,

          (viii) issuances by Gartner of Class A Common Stock after the date hereof and within two years following the Distribution Date (other than issuances excluded under clauses (vi) or (vii)) that, in the aggregate, amount to 1% or less of the outstanding Gartner Common Stock on the date hereof,

          (ix) issuances by Gartner of Class A Common Stock after the second anniversary of the Distribution Date, unless, in the case of any such issuance, such issuance was pursuant to a plan, undertaking or understanding adopted or entered into during such two-year period and not exempt under clause (viii) hereof,

          (x) transactions prior to the date hereof that are described in
     Schedule 2.6(a),

          (xi) transactions or any series of related transactions in Gartner Common Stock before or after the Distribution Date by any person or group (as defined under the Exchange Act) unless such transactions result in such person or group acquiring holdings of Gartner capital stock sufficient to allow such person or group to elect a majority of the Board of Directors of Gartner,

        (xii) issuances of Gartner Common Stock upon any exercise or exercises of the Warrants,

        (xiii) dispositions of shares of Gartner Common Stock by the holders thereof, or

          (xiv) any combination of the transactions described in clauses (i) through (xiii) of this Section 2.7(b).

     Notwithstanding the foregoing, Gartner shall not indemnify IMS HEALTH for any IMS HEALTH Tax Liability that results from any inaccuracy or incompleteness in any representation made by IMS HEALTH to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling or failure by IMS HEALTH to comply with any representation or undertaking by IMS HEALTH to the IRS in connection with the IRS Ruling, the IRS Supplemental Ruling or any requests therefor.

     (c) In the event the IRS Supplemental Ruling is issued providing that grants and exercises of stock options and other stock rights under compensatory benefit plans of Gartner will not be taken into account in applying Section 355(e)(2)(A)(ii) (the "Stock Award Relief"), then (i) the limitation of Section 2.7(b)(iv) shall be expanded to permit the unlimited grant of stock options and other stock awards after the date hereof in the ordinary course of business and
(ii) the limitation on issuances of Class A Common Stock in Section 2.7(b)(viii) shall be expanded from 1% or less to 3.5% or less of the outstanding Gartner Common Stock on the Distribution Date. Gartner agrees not to seek any private letter ruling seeking the relief sought in the IRS Supplemental Ruling request other than a private letter ruling (i) seeking the Stock Award Relief or (ii) providing that section (b)(4)(B) of the certificate of incorporation of Gartner to be effective upon consummation of the Recapitalization, which relates to the voting ability of any person or group beneficially owning 15% of more of the outstanding shares of the Class B Common Stock, will not have any adverse effect on the IRS Ruling and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH. Subject to the last sentence of this Section 2.7(c), in the event a private letter ruling is issued by the IRS to Gartner providing the Stock Award Relief and such ruling is in form and substance satisfactory to IMS HEALTH in its good faith judgment, then
(i) the limitation of

Section 2.7(b)(iv) shall be expanded to permit the unlimited grant of stock options and other stock awards after the date hereof in the ordinary course of business and (ii) the limitation on issuances of Class A Common Stock in Section 2.7(b)(viii) shall be expanded from 1% or less to 3.5% or less of the outstanding Gartner Common Stock on the date hereof. In no event shall Gartner file with, or otherwise make to, the IRS a request for a private letter ruling providing for the Stock Award Relief prior to the Distribution Date.

                                  ARTICLE III.

                                INDEMNIFICATION

     SECTION 3.1 Indemnification by Gartner. (a) Gartner shall indemnify, defend and hold harmless the IMS HEALTH Indemnitees from and against any and all Gartner Liabilities or third party allegations of Gartner Liabilities.

     (b) Gartner shall indemnify, defend and hold harmless the IMS HEALTH Indemnitees and the shareholders of IMS HEALTH from and against any liability of any member of the IMS HEALTH Group or any shareholder of IMS HEALTH arising from any inaccuracy in, or failure by Gartner to comply with, any representation made by Gartner to the IRS in connection with the requests by IMS HEALTH for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, Gartner shall not indemnify IMS HEALTH, any IMS HEALTH Indemnitee or any shareholder of IMS HEALTH for any liability that results from any inaccuracy or incompleteness in any representation made by IMS HEALTH to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by IMS HEALTH to comply with any representation made by IMS HEALTH to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling.

     SECTION 3.2 Indemnification by IMS HEALTH. (a) Except as otherwise specifically set forth in any provision of this Agreement, IMS HEALTH shall indemnify, defend and hold harmless the Gartner Indemnitees from and against any and all IMS HEALTH Liabilities or third party allegations of IMS HEALTH Liabilities.

     (b) IMS HEALTH shall indemnify, defend and hold harmless the Gartner Indemnitees from and against (i) any and all federal, state and local taxes, including any interest, penalties or additions to tax, that result solely from the Recapitalization or from the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or other tax law and (ii) any liability of any member of the Gartner Group arising solely from any inaccuracy in, or failure by IMS Health to comply with, any representation made by IMS Health to the IRS in connection with the requests by IMS Health for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, IMS HEALTH shall not indemnify Gartner or any Gartner Indemnitee for any liability that results from any inaccuracy or incompleteness in any representation made by Gartner to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by Gartner to comply with any representation made by Gartner to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling.

     SECTION 3.3  Procedures for Indemnification in Third Party Claims.

     (a) Third Party Claims. If a claim or demand is made against a Gartner Indemnitee or an IMS HEALTH Indemnitee (each, an "Indemnitee") by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to the terms hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     If a Third Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section 3.1 or Section 3.2 hereof, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

     In no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which will not be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

     Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     (b) Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (c) Remedies Not Exclusive. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     SECTION 3.4  Indemnification Payments. Indemnification required by this
Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

                                  ARTICLE IV.

                                   COVENANTS

     SECTION 4.1 Access to Information. (a) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of Gartner and IMS HEALTH shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to such other party's performance of its obligations under this Agreement or the Recapitalization Agreement or such party's financial, tax and other reporting obligations.

     (b) A party providing information or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.

     SECTION 4.2 Confidentiality. Each of Gartner and its Subsidiaries and IMS HEALTH and its Subsidiaries shall keep, and shall cause its employees, consultants, advisors and agents to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information is then in the public domain through no fault of such party or (B) such information has been lawfully acquired from other sources by such party or (C) this Agreement or the Recapitalization Agreement or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) to the extent such information (i) relates to or was acquired during the period up to the Effective Time or pursuant to Section 4.1, or (ii) is based upon or is derived from information described in the preceding clause (i), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

     SECTION 4.3 Standstill. (a) Subject to Sections 4.3(b) and 4.3(c), each of IMS HEALTH and Gartner agree not to solicit, initiate or encourage the commencement of negotiations or continue any current negotiations regarding any proposal for the acquisition by any third party of any shares of capital stock of Gartner (other than issuances of common stock by Gartner pursuant to employee stock plans in the ordinary course of business) or the acquisition of Gartner through any other means including a merger or purchase of assets (an "Acquisition Proposal") until the earlier to occur of the termination of this Agreement or the time at which the Distribution is consummated; provided, however, that IMS HEALTH may respond to any unsolicited inquiries or proposals solely to indicate that it is bound by this Section 4.3.

     (b) IMS HEALTH shall be relieved of its obligations under Section 4.3(a) if any of the following occur:

          (i) Gartner fails to comply with its obligations with respect to the Financing Commitments set forth in Section 2.3 hereof in a manner that would reasonably be expected to permit consummation of the Distribution (A) on or prior to July 31, 1999 or (B) if, without violation of the foregoing, the Distribution is not consummated by such date, as promptly as possible thereafter;

          (ii) Gartner fails to comply with Section 2.2(d) herein;

          (iii) Gartner fails to use commercially reasonable efforts to obtain the approval for listing of the Class B Common Stock on the NYSE in a manner that would reasonably be expected to permit consummation of the Distribution (A) on or prior to July 31, 1999 or (B) if, without violation of the foregoing, the Distribution is not consummated by such date, as promptly as possible thereafter;

          (iv) Gartner fails to use commercially reasonable efforts to obtain clearance from the SEC to mail the Proxy Statement as promptly as practicable after the date hereof;

          (v) Gartner fails to use commercially reasonable efforts to call a special meeting of stockholders to seek approval of the Recapitalization and the Governance Proposals to be held on or prior to July 16, 1999, except that the meeting so noticed may be adjourned solely to the extent necessary to obtain sufficient votes for approval;

          (vi) Pursuant to Section 4.3(c)(ii), Gartner takes any action that would otherwise be prohibited by Section 4.3(a); provided, however, if Gartner takes any action permitted under Section 4.3(c)(ii) to evaluate any Acquisition Proposal and Gartner promptly provides to IMS HEALTH (A) copies of any correspondence and other documents received from the person making such Acquisition Proposal (including the identity of such person, but excluding confidential business information of such person provided for due diligence unless IMS HEALTH executes an appropriate nondisclosure agreement acceptable to such person making the Acquisition Proposal), (B) copies of analyses, advice and other information provided in writing to the Board of Directors of Gartner in connection with such Acquisition Proposal, (C) copies of analyses, advice and other information provided in writing to management of Gartner by financial advisors to Gartner in connection with such Acquisition Proposal, (D) any advice regarding any revised proposal provided to Gartner by the person making such Acquisition Proposal (other than changes in terms or structure that are not material), and (E) any determination made by the Board of Directors of Gartner in response to such proposal, then IMS HEALTH shall not be relieved of its obligations under
     Section 4.3(a) until the earliest of (x) any public disclosure by the Gartner Board of Directors' approval or recommendation of any Acquisition Proposal, (y) any public disclosure by the Gartner Board of Directors of the withdrawal of its approval or recommendation of any of the transactions contemplated hereby or by the Recapitalization Agreement or (z) ten business days from receipt by Gartner of the Acquisition Proposal; provided further that IMS HEALTH shall not be relieved of its obligations under
     Section 4.3(a) if, prior to the expiration of such 10-business day period, Gartner shall have ceased to evaluate, discuss or negotiate or take any other action with respect to such Acquisition Proposal and delivers to IMS HEALTH a certificate executed by an executive officer of Gartner to the foregoing effect;

          (vii) Gartner fails (x) to take any affirmative action or consummate any affirmative transaction specified by the terms of the IRS Ruling, the request for the IRS Supplemental Ruling or, if granted prior to such time, the IRS Supplemental Ruling or (y) takes any action or pursues any transaction (other than any action or transaction contemplated by this Agreement) or fails to take any actions or consummate any transaction which would reasonably be expected to adversely affect the IRS Ruling, the request for the IRS Supplemental Ruling or, if granted prior to such time, the IRS Supplemental Ruling;

          (viii) Gartner fails to use commercial reasonable efforts to obtain the approval of its stockholders of the Recapitalization or takes any action or makes any public statement inconsistent with the foregoing; or

          (ix) Gartner breaches or fails to comply with any of its material obligations set forth in this Agreement or the Recapitalization Agreement and fails to cure such breach or failure within 15 days following notice from IMS HEALTH.

     (c) Gartner shall be relieved of its obligations under Section 4.3(a) if:

          (i) IMS HEALTH breaches or fails to comply with any of its material obligations set forth in this Agreement or the Recapitalization Agreement and fails to cure such breach or failure within 15 days following notice from Gartner; or

          (ii) After receipt of a bona fide written Acquisition Proposal, the Board of Directors of Gartner in good faith determines, based upon the advice of its outside counsel regarding the Board's duties, that the Board will breach its fiduciary duties to stockholders of Gartner if it does not commence discussions or negotiations with the person making such Acquisition Proposal.

     SECTION 4.4 Public Announcements. Each of IMS HEALTH and Gartner agrees that no public release or announcement concerning the Recapitalization, Cash Dividend, or Stock Repurchase shall be issued by either party without the prior written consent of the other (which shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on each release or announcement in advance of such issuance.

     SECTION 4.5 Required Consents. Each of IMS HEALTH and Gartner shall use commercially reasonable efforts to obtain all of the consents, waivers or authorizations required in connection with the completion of the Recapitalization and the Distribution as are listed on Schedule 4.5 (the "Required Consents").

                                   ARTICLE V.

                               DISPUTE RESOLUTION

     SECTION 5.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Recapitalization Agreement or otherwise arising out of, or in any way related to this Agreement or the Recapitalization Agreement or the transactions contemplated hereby and thereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim between a party hereto and a third-party beneficiary hereof) (collectively, "Agreement Disputes"), the general counsels of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; provided further that in the event of any arbitration in accordance with Section 5.2 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or the Recapitalization Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

     SECTION 5.2 Arbitration. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the number of arbitrators shall be one. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. sec.10(a) as in effect on the date hereof). If the parties are unable to agree on the arbitrator, the arbitrator shall be selected in accordance with the Rules; provided that the arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator. In resolving any dispute, the parties intend that the arbitrator apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, in accordance with Section 6.17 hereof. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with
Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

     SECTION 5.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement, the Transition Services Agreement, and the Recapitalization Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE VI.

                                   INSURANCE

     SECTION 6.1 Separation of Insurance Coverages. Gartner shall take all reasonable steps necessary and appropriate to have in effect, on or prior to the Distribution Date or as soon thereafter as reasonably practicable, separate Policies in respect of Gartner Liabilities (including without limitation Liabilities which exist on the date of this Agreement or which arise prior to the Effective Time) to replace any insurance coverage provided to Gartner and its Subsidiaries under the Shared Policies.

     SECTION 6.2 Policy Rights. Each of IMS HEALTH and Gartner shall retain any and all rights of an insured party under each of the remaining Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations contemplated by this Article VI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies.

     SECTION 6.3 Post-Distribution Date Claims. (a) Administration. After the Distribution Date, IMS HEALTH shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Gartner Liabilities and IMS HEALTH Liabilities; provided that the assumption of such responsibilities by IMS HEALTH is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that IMS HEALTH's assumption of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy; and provided further that all direct or indirect communication with insurers relating to the Shared Policies shall be conducted by IMS HEALTH. IMS HEALTH may discharge its administrative responsibilities under this Section
6.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of IMS HEALTH relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) shall be treated in accordance with the terms of the Transition Services Agreement, if still in effect with respect to insurance and risk management, or, if the Transition Services Agreement shall no longer be in effect with respect to insurance and risk management, then each of Gartner and IMS HEALTH shall be responsible for its own Claims Administration and Insurance Administration.

     (b) Exceeding Policy Limits. Gartner and IMS HEALTH shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Gartner or IMS HEALTH, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Gartner or IMS HEALTH or any defect in such claim or its processing.

     (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the remaining Shared Policies shall be paid to IMS HEALTH, which shall thereafter administer such Policies by paying the Insurance Proceeds to Gartner with respect to Gartner Liabilities and by retaining the Insurance Proceeds with respect to IMS HEALTH Liabilities. Payment of the allocable portions of Insurance Proceeds resulting from such Policies will be made by IMS HEALTH to Gartner as appropriate upon receipt from the insurance carrier (except as provided below in subclause (B) of clause (ii) of this Section 6.3(c)) and following consultation with Gartner. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by both of the parties hereto, the parties agree: (i) to allocate the first $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) of Insurance Proceeds received based upon the respective percentage of the total of their premiums paid for Shared Policies, except that in no event shall a party be entitled to Insurance Proceeds in excess of its Insured Claims and any amount recovered by such party in excess of such Insured Claims shall be available to the other party to the extent of its Insured Claims; and (ii) that all Insurance Proceeds in excess of $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) shall be payable to and retained by IMS HEALTH: (A) first, to the full extent of any Insured Claims of IMS HEALTH not satisfied by the first $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) of Insurance Proceeds; and
(B) second, to the full extent of any Insured Claims of Gartner, to be paid to Gartner only when and to the extent that (1) the aggregate Insurance Proceeds received by IMS Health in excess of $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) exceed the sum of (A) the aggregate amount of such proceeds that have been paid to IMS Health in respect of Insured Claims of IMS Health (not Gartner) and (B) the aggregate amount of Insured Claims of IMS Health (not Gartner) that (x) IMS Health has previously submitted to the insurance carrier or carriers, (y) have not yet been paid to IMS Health, and (z) IMS Health continues to claim a right to receive payment on; and (2) it would be impossible for IMS Health to submit additional Insured Claims under the Shared Policies. Any party who has received Insurance Proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (d) Allocation of Deductibles. In the event that both parties have bona fide claims under any Shared Policy for which an aggregate deductible is reached, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by any such party (without giving effect to any deductible) bears to the total Insurance Proceeds received under the applicable Shared Policy, and any party who has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto.

     SECTION 6.4 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VI shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     SECTION 6.5 Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                  ARTICLE VII.

                                 MISCELLANEOUS

     SECTION 7.1 Complete Agreement; Construction. This Agreement and the Recapitalization Agreement, including the Exhibits and Schedules hereto and thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     SECTION 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement shall survive the Distribution Date.

     SECTION 7.4 Expenses. Except as set forth on Schedule 7.4 or as otherwise set forth in this Agreement or in the Recapitalization Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Recapitalization Agreement, and the Distribution and the other transactions contemplated hereby and thereby shall be charged to and paid by the party incurring such costs and expenses.

     SECTION 7.5 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) upon hand delivery, (ii) three (3) days after deposit in U.S. mail, postage prepaid, for first class delivery, (iii) one (1) business day following the business day of timely deposit with Federal Express or similar carrier, freight prepaid, for next business day delivery, and (iv) one (1) business day after the date of the transmission if sent by facsimile, provided that confirmation of transmission and receipt is confirmed and copy is promptly sent by first class mail, postage prepaid, and shall be sent to each party at the following respective address (or at such other address for a party as shall be specified by like notice):

     To IMS HEALTH:

     IMS Health Incorporated
     200 Nyala Farms
     Westport, CT 06880
     Telecopy: (203) 222-4313
     Attn: General Counsel
     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Telecopy: (212) 455-2502
     Attn: Joel S. Hoffman, Esq.

     To Gartner:

     Gartner Group, Inc.
     P.O. Box 10212
     56 Top Gallant Road
     Stamford, CT 06904
     Telecopy: (203) 316-6488
     Attn: Michael Fleisher
        Chief Financial Officer

     with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304
     Telecopy: (650) 493-6811
     Attn: Larry W. Sonsini, Esq.
        Howard S. Zeprun, Esq.

     SECTION 7.6 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

     SECTION 7.7 Amendments. Subject to the terms of Section 7.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

     SECTION 7.8 Assignment. (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

     (b) Gartner will not distribute to its stockholders any material interest in any material Gartner Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a Gartner Business Entity for any interest in Gartner held by Gartner stockholders, or any similar transaction or transactions, unless the distributed Gartner Business Entity undertakes to IMS HEALTH to be jointly and severally liable for all Gartner Liabilities hereunder.

     (c) IMS HEALTH will not distribute to its stockholders any material interest in any material IMS HEALTH Business Entity (other than Cognizant Technology Solutions Corporation), by way of a spin-off distribution, split-off or exchange of interests in an IMS HEALTH Business Entity (other than Cognizant Technology Solutions Corporation) for any interest in IMS HEALTH held by IMS HEALTH stockholders, or any similar transaction or transactions, unless the distributed IMS HEALTH Business Entity undertakes to Gartner to be jointly and severally liable for all IMS HEALTH Liabilities hereunder.

     SECTION 7.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     SECTION 7.10 Termination. (a) Prior to the filing of the Certificate of Merger, this Agreement may be terminated

          (i) by IMS HEALTH and Gartner by mutual consent;

          (ii) by IMS HEALTH or Gartner if the other party is materially in breach of any of its obligations or warranties herein or under the Recapitalization Agreement, and following notice from the other party fails to substantially correct such breach within 15 days;

          (iii) by Gartner if, following receipt of an Acquisition Proposal, the Board of Directors of Gartner in good faith determines, based upon the advice of its outside counsel regarding the Board's duties (which advice may be oral and later confirmed in writing), that the Board will breach its fiduciary duties to stockholders of Gartner if this Agreement is not terminated; provided that in such event Gartner shall pay the reasonable out-of-pocket fees and expenses of counsel to IMS HEALTH incurred in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby;

          (iv) by IMS HEALTH if the Board of Directors of Gartner shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Recapitalization, the Recapitalization Agreement, this Agreement or any of the transactions contemplated thereby or hereby, (ii) modify any such approval or recommendation in a manner adverse to IMS HEALTH or (iii) approve, recommend or enter into an agreement for any Acquisition Proposal; provided that in such event Gartner shall pay the reasonable out-of-pocket fees and expenses of counsel to IMS HEALTH incurred in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby or thereby;

          (v) by IMS HEALTH if IMS HEALTH is relieved of its obligations under
     Section 4.3(a) pursuant to Section 4.3(b)(vi);

          (vi) by IMS HEALTH if IMS HEALTH in good faith believes that the IRS Supplemental Ruling in form and content substantially identical to the rulings requested in the request for the IRS Supplemental Ruling submitted to the IRS will not be forthcoming prior to the Declaration Date; or

          (vii) by IMS HEALTH or Gartner if the Recapitalization is not consummated by July 31, 1999.

     (b) Except (x) as set forth in paragraphs (a)(iii) or (a)(iv) above or (y) for any liability in respect of any breach of this Agreement by either party, no party shall have any liability of any kind to any other party or any other person as a result of the termination of this Agreement under paragraphs (a)(i),
(a)(iii), (a)(iv), (a)(v) or (a)(vi) above. After the filing of the Certificate of Merger relating to the Recapitalization, this Agreement may not be terminated except by an agreement in writing signed by both parties.

     SECTION 7.11 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date, except that, for purposes of this Section 7.11, Gartner shall not be considered a Subsidiary of IMS HEALTH.

     SECTION 7.12 Third Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     SECTION 7.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.14 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     SECTION 7.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

     SECTION 7.16  Consent to Jurisdiction. Without limiting the provisions of
Article VI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of

New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.16. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 7.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization, Cash Dividend and Stock Purchase are conditioned upon and are not severable from the Distribution, and that the Distribution is not severable from the Recapitalization, Cash Dividend and Stock Repurchase. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          IMS HEALTH INCORPORATED

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          GARTNER GROUP, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                               EXHIBIT 2.1(d)(i)

Gartner Group, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904

                                 July   , 1999

R.H. Donnelley Corporation
One Manhattanville Road
Purchase, NY 10577

ACNielsen Corporation
177 Broad Street
Stamford, CT 06901

Dear Sirs:

     Reference is made to (i) the Distribution Agreement (the "1996 Distribution Agreement"), dated as of October 28, 1996, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") and (ii) the letter of undertaking dated June 29, 1998 from IMS Health Incorporated ("IMS HEALTH") to RHD and ACNielsen. In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS HEALTH (the "IMS HEALTH Distribution"). IMS HEALTH has announced its intention to distribute (the "Gartner Distribution") to its stockholders all of the shares of the Class B Common Stock of Gartner Group, Inc. ("Gartner") that IMS HEALTH will hold following the recapitalization of Gartner contemplated by the Merger Agreement dated June 17, 1999, between Gartner and GRGI, INC. In connection with the IMS HEALTH Distribution, IMS HEALTH undertook (the "IMS HEALTH Undertaking") to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities (as defined in the 1996 Distribution Agreement). Under Section 8.9(c) of the 1996 Distribution Agreement, as applicable to IMS HEALTH pursuant to the IMS HEALTH Undertaking, IMS HEALTH may not make a distribution such as the Gartner Distribution unless it causes the distributed entity to undertake to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement. Therefore, in accordance with Section 8.9(c) of the 1996 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Gartner Distribution, Gartner undertakes to each of RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement.

                                          Very truly yours,

                                          GARTNER GROUP, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                              EXHIBIT 2.1(d)(ii)

Gartner Group, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904

                                 July   , 1999

Nielsen Media Research, Inc.
299 Park Avenue
New York, New York 10171

Dear Sirs:

     Reference is made to the Distribution Agreement (the "1998 Distribution Agreement"), dated as of June 30, 1998, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), and IMS Health Incorporation ("IMS HEALTH"). In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS HEALTH. IMS HEALTH has announced its intention to distribute (the "Gartner Distribution") to its stockholders all of the shares of the Class B Common Stock of Gartner Group, Inc. ("Gartner") that IMS HEALTH will hold following the recapitalization of Gartner contemplated by the Merger Agreement dated June 17, 1999 between Gartner and GRGI, INC. In
Section 8.9(c) of the 1998 Distribution Agreement, IMS HEALTH agreed not to make a distribution such as the Gartner Distribution unless it causes the distributed entity to undertake to NMR to be jointly and severally liable for all IMS HEALTH Liabilities under the 1998 Distribution Agreement. Therefore, in accordance with
Section 8.9(c) of the 1998 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Gartner Distribution, Gartner undertakes to NMR to be jointly and severally liable for all IMS HEALTH Liabilities under the 1998 Distribution Agreement.

                                          Very truly yours,

                                          GARTNER GROUP, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                     EXHIBIT A-1

     AGREEMENT AND PLAN OF MERGER dated as of June 17, 1999 (this "Agreement"), among GARTNER GROUP, INC., a Delaware corporation (the "Company"), IMS HEALTH INCORPORATED ("IMS HEALTH"), a Delaware corporation and GRGI, INC. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of IMS HEALTH.

     WHEREAS, IMS HEALTH owns all of the issued and outstanding shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"), of Merger Sub and 47,599,105 shares (approximately 46% of the total number of issued and outstanding shares) of Class A Common Stock, par value $.0005 per share ("Class A Common Stock"), of the Company;

     WHEREAS, prior to the effectiveness of the Merger (as defined below), IMS HEALTH plans to contribute to Merger Sub 40,689,648 shares (approximately 39% of the total number of issued and outstanding shares) of Class A Common Stock (the "Contributed Shares") and retain (x) 6,909,457 shares (approximately 7% of the total number of issued and outstanding shares) of Class A Common Stock (the "Retained Shares") and (y) warrants to purchase an aggregate of 599,400 shares of Class A Common Stock;

     WHEREAS, the Company and IMS HEALTH desire that Merger Sub merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which all the issued and outstanding shares of Merger Sub Common Stock shall be converted into shares of a new Class B Common Stock, par value $.0005 per share ("Class B Common Stock"), of the Company and all the issued and outstanding shares of Class A Common Stock (other than the Contributed Shares held by Merger Sub, which shall be canceled with no securities or other consideration issued in exchange therefor) shall remain issued and outstanding;

     WHEREAS, IMS HEALTH has agreed, subject to certain conditions, to distribute all the shares of Class B Common Stock, on a pro rata basis, to the holders of the common stock of IMS HEALTH promptly following consummation of the Merger (the "Distribution") pursuant to the terms and conditions of a Distribution Agreement entered into between the Company and IMS HEALTH dated as of the date hereof (the "Distribution Agreement"), which provides for the Distribution and certain other matters;

     WHEREAS, the Boards of Directors of the Company and Merger Sub by resolutions duly adopted have approved the terms of this Agreement and of the Merger, and have declared the advisability of this Agreement and of the Merger; Merger Sub has obtained the approval of its sole shareholder; and the Company has directed the submission of this Agreement to its shareholders for approval; and

     WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE in consideration of the premises and the mutual agreements and provisions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) Following satisfaction or waiver of all conditions to the Merger, the Company and Merger Sub shall file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     (c) At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

     SECTION 1.2. Effect on Capital Stock. At the Effective Time:

     (a) All of the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted in the aggregate into and become 40,689,648 fully paid and non-assessable shares of Class B Common Stock of the Surviving Corporation, and shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby;

     (b) each of the Contributed Shares shall automatically be canceled and retired and shall cease to exist, and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor;

     (c) each share of Class A Common Stock (other than shares to be canceled in accordance with Section 1.2(b)) shall remain issued and outstanding and not be affected by the Merger, except that all shares of Class A Common Stock remaining outstanding at the Effective Time shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby; and

     (d) each share of Class A Common Stock that is held in the treasury of the Company shall remain in the treasury of the Company and not be affected by the Merger, except that all shares of Class A Common Stock held in the treasury of the Company at the Effective Time shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby.

     SECTION 1.3. Share Certificates. (a) As soon as practicable after the Effective Time,

          (i) the Surviving Corporation shall deliver, or cause to be delivered, to IMS HEALTH a number of certificates issued in the names of such persons, in each case, as IMS HEALTH shall direct, representing in the aggregate 40,689,648 shares of Class B Common Stock which IMS HEALTH has the right to receive upon conversion of shares of Merger Sub Common Stock pursuant to the provisions of Section 1.2 (a) hereof;

          (ii) the Surviving Corporation shall cancel the share certificate or certificates representing the shares of Class A Common Stock owned directly by Merger Sub; and

          (iii) the share certificates representing shares of Class A Common Stock that remain issued and outstanding under Section 1.2(c) hereof or that remain treasury shares under Section 1.2(d) hereof shall not be exchanged and shall continue to represent an equal number of shares of Class A Common Stock of the Surviving Corporation without physical substitution of share certificates of the Surviving Corporation for existing share certificates of the Company.

     (b) Any dividend or other distribution declared or made with respect to any shares of capital stock of the Company, whether the record date for such dividend or distribution is before or after the Effective Time, shall be paid to the holder of record of such shares of capital stock on such record date, regardless of whether such holder has surrendered its certificates representing Class A Common Stock or received certificates representing Class B Common Stock pursuant to Section 1.3(a)(i).

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1. Certificate of Incorporation. (a) In the event the adoption of the Governance Provisions (as defined below) is approved by the stockholders of the Company at the Stockholders Meeting (as defined below), at the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as set forth in Exhibit A-1(a) hereto.

     (b) In the event the adoption of the Governance Provisions is not approved by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as set forth in Exhibit A-1(b) hereto.

     (c) The Certificate of Incorporation of the Surviving Corporation that becomes effective pursuant to either Section 2.1(a) or 2.1(b) hereof is herein referred to as the "Surviving Corporation Certificate of Incorporation."

     SECTION 2.2. By-laws. (a) In the event the adoption of the Governance Provisions is approved by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws shall be amended as set forth in Exhibit A-1(c) hereto.

     (b) In the event the adoption of the Governance Provisions is not approved by the stockholders of the Company at the Stockholders Meeting at the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws shall be amended as set forth in Exhibit A-1(d) hereto.

     (c) The By-laws of the Surviving Corporation as amended pursuant to either
Section 2.2(a) or 2.2(b) hereof are herein referred to as the "Surviving Corporation By-laws".

     SECTION 2.3. Directors and Officers. (a) The Surviving Corporation's board of directors initially shall consist of ten members. From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Surviving Corporation shall consist of the directors of the Company in office at the Effective Time, except for Robert E. Weissman, whose resignation shall become effective as of the Effective Time, plus certain other persons as specified in Exhibit A-1(e) hereto and each such director shall be designated to serve as a Class A Director or a Class B Director (each as defined in the Surviving Corporation By-laws) as specified in Exhibit A-1(e) hereto; provided, however, that John P. Imlay may be a director of the Company following the Merger only if, prior to the Effective Time, IMS HEALTH receives an opinion of counsel from Wilson Sonsini Goodrich & Rosati or such other counsel acceptable to IMS HEALTH to the effect that, following the consummation of the Merger and the Distribution, IMS HEALTH will not be an affiliate of the Company for purposes of the disposition by IMS HEALTH of shares of Class A Common Stock under the federal securities laws. The Company shall use its best efforts to obtain the written resignation of any member of its Board of Directors necessary to give effect to the foregoing.

     (b) In the event the adoption of the Governance Provisions is approved by the stockholders of the Company at the Stockholders Meeting, then at the Effective Time the directors of the Surviving Corporation shall be divided into three classes pursuant to the Surviving Corporation Certificate of Incorporation as amended pursuant to Section 2.1(a) hereof, and each such director shall be designated to serve as a Class I Director, Class II Director or Class III Director (each as defined in the Surviving Corporation By-laws), as specified in Exhibit C hereto.

     (c) From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly appointed and qualified in accordance with applicable law and the Surviving Corporation By-laws, the officers of the Company shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                  COVENANTS AND REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering, as three separate proposals, (i) the approval of the Merger and this Agreement which, subject to the Distribution Agreement, will commit the Directors of the Company to authorize the Cash Dividend (as defined in the Distribution Agreement) and Stock Repurchase (as defined in the Distribution Agreement); (ii) the approval of amendments to the Company's Certificate of Incorporation providing for the proposed classified board, director removal and replacement and related provisions in Articles IV and V of the Certificate of Incorporation of the Company as set forth in Exhibit A-1(a) hereto to become effective solely upon effectiveness of the Merger (the "Governance Provisions"); and (iii) the approval of amendments to the Company's Certificate of Incorporation providing for the increase of authorized stock which the Company may issue as set forth in Exhibits A-1(a) and A-1(b) hereto to become effective solely upon the effectiveness of the Merger (the "Share Increase"). The Company shall, through its Board of Directors, continue to recommend to its stockholders approval of the Merger and this Agreement and shall not withdraw such recommendation; provided, however, that the Company's Board of Directors may withdraw such recommendation if it determines in good faith, based upon the advice of outside counsel, that the Board will violate its fiduciary duties to the stockholders of the Company if such recommendation is not withdrawn.

     SECTION 3.2. Filings; Other Actions. (a) Subject to the provisions of this Agreement and the Distribution Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement for the solicitation of proxies in favor of (i) the approval and adoption of this Agreement and the Merger, (ii) the approval of the Governance Provisions as amendments to the Company's Certificate of Incorporation to become effective solely upon the effectiveness of the Merger, and (iii) the approval of the Share Increase as amendments to the Company's Certificate of Incorporation to become effective solely upon the effectiveness of the Merger (the "Proxy Statement"). The Company shall not propose to its stockholders the adoption of the Governance Provisions or the Share Increase as independent amendments to the Company's Certificate of Incorporation, but only as amendments to become effective solely upon the effectiveness of the Merger. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC for mailing in definitive form as promptly as practicable after such filing. The Company and IMS HEALTH shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and the Company shall notify IMS HEALTH of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to IMS HEALTH promptly copies of all correspondence between the SEC and the Company or any of its advisors with respect to the Proxy Statement. The Company shall give IMS HEALTH and its counsel appropriate advance opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, and shall incorporate therein any reasonable comments IMS HEALTH may deliver to the Company with respect thereto, before such Proxy Statement, response or reply is filed with or sent to the SEC. The Company agrees to use commercially reasonable efforts, after consultation with IMS HEALTH and its advisors, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement to be mailed to the holders of the Company's common stock entitled to vote at the Stockholders Meeting as soon as reasonably possible following the execution hereof. IMS HEALTH shall provide the Company such information concerning the business and affairs of IMS HEALTH and Merger Sub as is reasonably required for inclusion in the Proxy Statement.

     (b) Each of the Company and IMS HEALTH shall promptly, and in any event within five business days after the execution and delivery of this Agreement, make all filings or submissions as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable law.

     (c) Each of the Company and IMS HEALTH agrees promptly to furnish to the other all copies of written communications (and summaries of the substance of all oral communications) received by it, or any of its affiliates or representatives from, or delivered by any of the foregoing to, any federal, state or local or international court, commission, governmental body, agency, authority, tribunal, board or other governmental entity (each a "Governmental Entity") in respect of the transactions contemplated hereby.

     (d) At the stockholders' meeting, IMS HEALTH agrees to vote, or cause to be voted, all shares of Class A Common Stock of the Company owned by it and any of its subsidiaries or affiliates in favor of the

Merger, the other transactions contemplated by this Agreement, the Governance Provisions and the Share Increase.

     SECTION 3.3. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the approval and adoption of this Agreement by the stockholders of Gartner as contemplated by
Section 4.1(a) and Section 4.2(a) and to consummate, as soon as practicable following such approval, the Merger and the other transactions contemplated by this Agreement and the Distribution Agreement, including, but not limited to (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger or this Agreement vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) causing all conditions to the parties' obligations to consummate the Merger set forth in Article IV (other than those set forth in Section 4.1(i)) to be satisfied. The Company and IMS HEALTH, upon the other's request, shall provide all such reasonably necessary information concerning the party's business and affairs to the other party.

     SECTION 3.4. Representations and Warranties of the Company. The Company hereby represents and warrants to IMS HEALTH and Merger Sub that:

          (a) the Company's Board of Directors has approved and declared advisable the Merger and this Agreement, has determined that the Merger and the other transactions contemplated by the Distribution Agreement are fair to the stockholders of the Company, and has recommended that the stockholders of the Company vote in favor of the approval of the Merger and this Agreement;

          (b) the Company's Proxy Statement, the form of proxy and any other solicitation material used in connection therewith and any oral solicitations of proxies made by the Company shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of a proxy for any of the matters to be voted upon at the Stockholders Meeting which has become false or misleading, except that no representation or warranty as made by the Company with respect to written information relating to IMS HEALTH or IMS HEALTH Business for inclusion in the Proxy Statement or any such proxy material or oral solicitation;

          (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms; and

          (d) subject to the changes in the Company's capitalization contemplated by this Agreement, the capitalization of the Company is as follows:

             (i) 200,000,000 authorized shares of Class A Common Stock of which 103,856,296 shares were outstanding at the close of business on May 31, 1999;

             (ii) 1,600,000 authorized shares of Class B Common Stock of which zero (0) shares are outstanding on the date of this Agreement;

             (iii) 2,500,000 authorized shares of preferred stock of which zero
        (0) shares are outstanding on the date of this Agreement; and

             (iv) no shares of any other class or series of capital stock are authorized, issued or outstanding.

     SECTION 3.5. Representations and Warranties of IMS HEALTH and Merger Sub. Each of IMS HEALTH and Merger Sub jointly and severally represent and warrant to the Company that:

          (a) the Distribution Agreement and this Agreement have been duly approved by the Board of Directors of each of IMS HEALTH and Merger Sub; IMS HEALTH, as sole stockholder of Merger Sub, has approved the Merger and this Agreement; and no stockholder approval or other further corporate action is required on the part of IMS HEALTH or Merger Sub;

          (b) this Agreement has been duly executed and delivered by IMS HEALTH and Merger Sub and constitutes the valid and binding agreement of each such corporation, enforceable in accordance with its terms;

          (c) IMS HEALTH owns all outstanding equity securities of Merger Sub free and clear of any claims, liens or encumbrances and no other person holds any equity securities of Merger Sub nor has any right to acquire any equity interest in Merger Sub;

          (d) as of immediately prior to the Effective Time, all of the Contributed Shares shall be owned beneficially and of record by Merger Sub, free and clear of any claims, liens or encumbrances, and upon consummation of the Merger the Contributed Shares shall automatically be canceled and retired and shall cease to exist, and no stock of the surviving corporation or other consideration shall be delivered or be required to be delivered in exchange therefor, as provided in Section 1.2(b) hereof; and

          (e) Merger Sub was formed by IMS HEALTH solely for the purposes of effectuating the Merger upon the terms and subject to the conditions of this Agreement; Merger Sub has no employees, will have no assets other than the Contributed Shares, has not entered into any contract, agreement or other commitments with any person except for customary corporate organizational matters or as specifically set forth in this Agreement, and has no liabilities, commitments or obligations of any kind (known or unknown, fixed or contingent) except only for those obligations specifically set forth in this Agreement.

                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

     SECTION 4.1. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, except that the condition set forth in Section 4.1(a) may not be waived) of the following conditions:

          (a) a proposal to adopt this Agreement has been approved by the holders of (i) a majority of the Class A Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Class A Common Stock (other than shares held of record or beneficially owned by IMS HEALTH) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

          (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or governmental body, agency or official and be pending;

          (d) the private letter ruling from the Internal Revenue Service, providing that, among other things, the Recapitalization and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling"), shall continue in effect and IMS HEALTH and Gartner shall have complied with all provisions set forth in (i) the IRS Ruling, (ii) the request for a supplemental ruling from the Internal Revenue Service (providing, among other things, that neither the Recapitalization nor the Distribution will be taken into account in applying

     Section 355(e)(2)(A)(ii) of the Code (the "IRS Supplemental Ruling")) and
     (iii) if granted prior to such time, the IRS Supplemental Ruling, that in each case are required to be complied with prior to the Declaration Date (as defined in the Distribution Agreement);

          (e) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse affect on any party's ability to consummate the transactions contemplated by this Agreement;

          (f) the Distribution Agreement shall remain in full force and effect;

          (g) all representations and warranties of IMS HEALTH set forth in the Distribution Agreement and all representations and warranties of IMS HEALTH and Merger Sub set forth in this Agreement shall have been true and correct in all material respects when made, and shall remain true and correct in all material respects as of immediately prior to the Effective Time and the Company shall have received a certificate executed by the chief executive officer of IMS HEALTH to such effect;

          (h) all covenants to have been performed prior to the Effective Time by IMS HEALTH and Merger Sub pursuant to this Agreement and all covenants to have been performed prior to the Effective Time by IMS HEALTH pursuant to the Distribution Agreement shall have been performed by IMS HEALTH and Merger Sub in all material respects to the reasonable satisfaction of the Company and the Company shall have received a certificate executed by the chief executive officer of IMS HEALTH to such effect; and

          (i) the Board of Directors of IMS HEALTH shall have declared, or simultaneously shall be declaring, the Distribution.

     SECTION 4.2.  Conditions to the Obligations of IMS HEALTH and Merger
Sub. The obligations of IMS HEALTH and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by IMS HEALTH and Merger Sub, except that the condition set forth in Section 4.2(a) may not be waived) of the following conditions:

          (a) a proposal to adopt this Agreement has been approved by the holders of (i) a majority of the Class A Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Class A Common Stock (other than shares held of record or beneficially owned by IMS HEALTH) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

          (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) the IRS Ruling shall continue in effect and IMS HEALTH and Gartner shall have complied with all provisions set forth in (i) the IRS Ruling,
     (ii) the request for the IRS Supplemental Ruling and (iii) if granted prior to such time, the IRS Supplemental Ruling, that in each case are required to be complied with prior to the Declaration Date;

          (d) no court, arbitrator or Governmental Entity shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or governmental body, agency or official and be pending;

          (e) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger and the Distribution shall have been obtained, except those that would not reasonably be expected to have a material adverse affect on any party's ability to consummate the transactions contemplated by this Agreement;

          (f) the Distribution Agreement shall remain in full force and effect;

          (g) all representations and warranties of the Company set forth in the Distribution Agreement and this Agreement shall have been true and correct in all material respects when made, and shall remain true and correct in all material respects as of immediately prior to the Effective Time and IMS HEALTH shall have received a certificate executed by the chief executive officer of the Company to such effect; and

          (h) all covenants to have been performed prior to the Effective Time by the Company pursuant to this Agreement or the Distribution Agreement shall have been performed by the Company in all material respects to the reasonable satisfaction of IMS Health and Merger Sub and IMS HEALTH shall have received a certificate executed by the chief executive officer of the Company to such effect.

                                   ARTICLE V

                                  TERMINATION

     SECTION 5.1. Termination. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this agreement by the stockholders of the Company):

          (i) by mutual written consent of the Company and IMS HEALTH;

          (ii) by either the Company or IMS HEALTH, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or Merger Sub from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (iii) by IMS HEALTH, if there shall be any law or regulation that makes consummation of the Distribution illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining IMS HEALTH from consummating the Distribution is entered; or

          (iv) by IMS HEALTH or the Company in the event the Distribution Agreement is terminated.

     (b) This Agreement shall terminate automatically without any action on the part of the Company, IMS HEALTH or Merger Sub if:

          (i) after a vote on the matter by the Company's stockholders at the Stockholders Meeting, the condition set forth in Sections 4.1(a) and 4.2(a) is not satisfied; or

          (ii) the Merger is not consummated by July 31, 1999.

     SECTION 5.2. Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1. Notices. All notices and other communications hereunder shall be in writing, shall be effective when received and shall in any event be deemed to have been received (i) upon hand delivery, (ii) three (3) days after deposit in U.S. Mail, postage prepaid, for first class delivery, (iii) one (1) business day following the business day of timely deposit with Federal Express or similar carrier, freight prepaid, for next business day delivery, and (iv) one (1) business day after the date of transmission if sent by facsimile, provided that confirmation of transmission and receipt is confirmed and copy is promptly sent by first class mail, postage prepaid, and shall be sent to each party at the following address (or at such other address for a party as shall be specified by like notice):

     To IMS HEALTH:

     IMS Health Incorporated
     200 Nyala Farms
     Westport, CT 06880
     Telecopy: (203)222-4313
     Attn: General Counsel

     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Telecopy: (212) 455-2502
     Attn: Joel S. Hoffman, Esq.

     To Merger Sub:

     GRGI, INC.
     c/o IMS Health Incorporated
     200 Nyala Farms
     Westport, CT 06880
     Telecopy: (203) 222-4313
     Attn: General Counsel

     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Telecopy: (212) 455-2502
     Attn: Joel S. Hoffman, Esq.

     To the Company:

     Gartner Group, Inc.
     P.O. Box 10212
     56 Top Gallant Road
     Stamford, CT 06904
     Telecopy: (203) 316-6488
     Attn: Michael Fleisher
     Chief Financial Officer
     with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304
     Telecopy: (650) 493-6811
     Attn: Larry W. Sonsini, Esq.
     Howard S. Zeprun, Esq.

     SECTION 6.2. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     SECTION 6.3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as to those matters herein which are controlled by the DGCL, and such matters shall be construed in accordance with and governed by the laws of the State of Delaware.

     SECTION 6.4. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          GARTNER GROUP, INC.

                                          By

                                            ------------------------------------
                                            Name:
                                            Title:

                                          IMS HEALTH, INCORPORATED

                                          By

                                            ------------------------------------
                                            Name:
                                            Title:

                                          GRGI, INC.

                                          By

                                            ------------------------------------
                                            Name:
                                            Title:

                                                                  EXHIBIT A-1(a)

                    CERTIFICATE OF INCORPORATION AMENDMENTS
                          (WITH GOVERNANCE PROVISIONS)

     The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time (the "Existing Certificate of Incorporation") shall be amended by deleting in its entirety Article IV thereof and replacing it with the following:(1)

                                  "ARTICLE IV

          (a) Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred four million, one hundred thousand (204,100,000) shares [two hundred fifty-five million (255,000,000) shares]*. Two hundred one million, six hundred thousand (201,600,000) [Two hundred fifty million (250,000,000)]* shares shall be designated common stock (the "Common Stock"), of which one hundred twenty million, nine hundred sixty thousand (120,960,000) [one hundred sixty-six million (166,000,000)]* shares shall be designated Class A Common Stock (the "Class A Common Stock") and eighty million, six hundred forty thousand (80,640,000) [eighty-four million (84,000,000)]* shares shall be designated Class B Common Stock (the "Class B Common Stock"). Two million, five hundred thousand (2,500,000) [Five million (5,000,000)]* shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

          (b) Common Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise expressly provided herein, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be as follows:

             (1) Cash or Property Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this Article IV, and except as otherwise provided for herein, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

             (2) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock, and whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

             (3) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of either class of Common Stock without at the same time making a proportionate subdivision or combination of the other class.

---------------
(1) The amount of shares designated by an asterisk ("*") in Section (a) of
    Article IV will be in effect in lieu of the number of shares appearing immediately prior to such bracketed number bearing an asterisk if the Share Increase is approved in accordance with the terms of the Agreement and Plan of Merger.

             (4) Voting. Voting power shall be divided between the classes and series of stock as follows:

                (A) With respect to the election of directors, holders of Class A Common Stock and holders of Voting Preferred Stock (as defined below), voting together, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Voting Preferred Stock shall have a number of votes in the election of the Class A Directors as specified in the resolution of the Board of Directors authorizing such Voting Preferred Stock. Holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). Each share of Class B Common Stock shall have one vote in the election of such directors. For purposes of this Section (b)(4) and Section (b)(5) of this Article IV, references to the authorized number of members of the Board of Directors (or the remaining directors) shall not include any directors which the holders of any shares of Preferred Stock may have the right to elect upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time. For purposes of this Section (b)(4), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock, holders of Class B Common Stock and holders of Voting Preferred Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in this Section (b)(4)(A). "Voting Preferred Stock" means shares of each series of Preferred Stock upon which the right to vote for directors has been conferred in accordance with Section (c) of this Article IV, except for any right to elect directors which may be provided upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time.

                (B) Subject to the last sentence of this Section (b)(4)(B), notwithstanding anything to the contrary contained in Section
           (a)(4)(A) of this Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group's Entitled Voting Percentage. For the purposes hereof, a person, entity or group's "Entitled Voting Percentage" at any time shall mean the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group at such time. For purposes of this Section
           (b)(4)(B), a "beneficial owner" of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock. The provisions of this Section (b)(4)(B) shall be effective only following (i) the distribution by IMS Health Incorporated ("IMS HEALTH") to its stockholders of all of the Class B Common Stock owned by it, (ii) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the terms of this Section (b)(4)(B) will not have any adverse effect on the private letter ruling issued by the IRS to IMS HEALTH on April 14, 1999 and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH and (iii) the approval of the terms of this Section (b)(4)(B) by the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation service on which the Common Stock is then listed or admitted for trading.

                (C) Any Class A Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class A Common Stock and holders of Voting Preferred Stock, voting together as a class. Any Class B Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class B Common Stock, voting separately as a class.

                (D) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (i) shall in all matters not otherwise specified in this Section (b)(4) of this
           Article IV vote together (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (ii) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be excluded or overridden by a provision in the Certificate of Incorporation or as provided herein.

                (E) Except as set forth in this Section (b)(4) of this Article IV, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

             (5) Vacancies; Increase or Decreases in Size of the Board of Directors. Any vacancy in the office of a director created by the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of the Class B Common Stock or the holders of the Class A Common Stock and Voting Preferred Stock voting together as a class, as the case may be, may be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Class B Common Stock or Class A Common Stock and Voting Preferred Stock (or on behalf of whom that director was appointed), as the case may be, whose death, resignation or removal created the vacancy, unless there are no such directors, in which case such vacancy may be filled by the vote of the majority of the directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the By-laws. Any director elected by some or all of the directors to fill a vacancy shall hold office for the remainder of the full term of the director whose vacancy is being filled and until such director's successor shall have been elected and qualified unless removed and replaced pursuant to Section (b)(4)(C) of this Article IV and this Section (b)(5). All newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of directorships reserved for Class A Directors shall be 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) and the remaining directorships are reserved for Class B Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors established pursuant to Article V so that the number of directors in each class is as nearly equal as possible.

             (6) Merger or Consolidation. In case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class A Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock may receive different kinds of shares of stock if the only difference in such shares is the inclusion of voting rights which continue the Special Voting Rights.

             (7) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

          (c) Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock; provided that, except for any right to elect directors upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time, no series of Preferred Stock shall be entitled to vote generally in the election of any directors of the Corporation other than Class A Directors or to vote separately to elect one or more directors of the Corporation. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series than outstanding) the number of shares of any such subsequent to the issue of shares of that series.

          Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph."

     The Existing Certificate of Incorporation shall be amended by deleting in its entirety Article V thereof and replacing it with the following:

                                   "ARTICLE V

          The directors, other than those who may be elected solely by the holders of any class or series of Preferred Stock, if any, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class ("Class I") to hold office initially for a term expiring at the first annual meeting of stockholders to be held after the date this Article V becomes effective (the "Classified Board Effective Date"), another class ("Class II") to hold office initially for a term expiring at the second annual meeting of stockholders to be held after the Classified Board Effective Date, and another class ("Class III") to hold office initially for a term expiring at the third annual meeting of stockholders to be held after the Classified Board Effective Date, with the members of each class to hold office until their successors are elected and qualified. Directors elected by a class or series of stock, or if applicable, classes or series of stock voting together, shall be divided as evenly as possible, and shall be allocated by the Board of Directors, among Class I, Class II and Class III. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election."

                                                                  EXHIBIT A-1(b)

                    CERTIFICATE OF INCORPORATION AMENDMENTS
                        (WITHOUT GOVERNANCE PROVISIONS)

     The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time (the "Existing Certificate of Incorporation") shall be amended by deleting in its entirety Article IV thereof and replacing it with the following(1):

                                  "ARTICLE IV

          (a) Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred four million, one hundred thousand (204,100,000) shares [two hundred fifty-five million (255,000,000) shares]*. Two hundred one million, six hundred thousand (201,600,000) [Two hundred fifty million (250,000,000)]* shares shall be designated common stock (the "Common Stock"), of which one hundred twenty million, nine hundred sixty thousand (120,960,000) [one hundred, sixty six million (166,000,000)]* shares shall be designated Class A Common Stock (the "Class A Common Stock") and eighty million, six hundred forty thousand (80,640,000) [eighty-four million (84,000,000)]* shares shall be designated Class B Common Stock (the "Class B Common Stock"). Two million, five hundred thousand (2,500,000) [Five million (5,000,000)]* shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

          (b) Common Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise expressly provided herein, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be as follows:

             (1) Cash or Property Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this Article IV, and except as otherwise provided for herein, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

             (2) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock, and whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

             (3) Stock Subdivisions and Combinations. The corporation shall not subdivide, reclassify or combine stock of either class of Common Stock without at the same time making a proportionate subdivision or combination of the other class.

---------------

  (1)The amount of shares designated by an asterisk ("*") in Section (a) of
Article IV will be in effect in lieu of the number of shares appearing immediately prior to such bracketed number bearing an asterisk if the Share Increase is approved in accordance with the terms of the Agreement and Plan of Merger.

             (4) Voting. Voting power shall be divided between the classes and series of stock as follows:

                (A) With respect to the election of directors, holders of Class A Common Stock and holders of Voting Preferred Stock (as defined below), voting together, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Voting Preferred Stock shall have a number of votes in the election of the Class A Directors as specified in the resolution of the Board of Directors authorizing such Voting Preferred Stock. Holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). Each share of Class B Common Stock shall have one vote in the election of such directors. For purposes of this Section (b)(4) and Section (b)(5) of this Article IV, references to the authorized number of members of the Board of Directors (or the remaining directors) shall not include any directors which the holders of any shares of Preferred Stock may have the right to elect upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time. For purposes of this Section (b)(4), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock, holders of Class B Common Stock and holders of Voting Preferred Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in this Section (b)(4)(A). "Voting Preferred Stock" means shares of each series of Preferred Stock upon which the right to vote for directors has been conferred in accordance with Section (c) of this Article IV, except for any right to elect directors which may be provided upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time.

                (B) Subject to the last sentence of this Section (b)(4)(B), notwithstanding anything to the contrary contained in Section
           (a)(4)(A) of this Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group's Entitled Voting Percentage. For the purposes hereof, a person, entity or group's "Entitled Voting Percentage" at any time shall mean the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group at such time. For purposes of this Section
           (b)(4)(B), a "beneficial owner" of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock. The provisions of this Section (b)(4)(B) shall be effective only following (i) the distribution by IMS Health Incorporated ("IMS HEALTH") to its stockholders of all of the Class B Common Stock owned by it, (ii) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the terms of this Section (b)(4)(B) will not have any adverse effect on the private letter ruling issued by the IRS to IMS HEALTH on April 14, 1999 and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH and (iii) the approval of the terms of this Section (b)(4)(B) by the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation service on which the Common Stock is then listed or admitted for trading.

                (C) Any Class A Director may be removed, with or without cause, by a vote of a majority of the votes held by the holders of Class A Common Stock and holders of Voting Preferred Stock, voting together as a class. Any Class B Director may be removed, with or without cause, by a vote of a majority of the votes held by the holders of Class B Common Stock, voting separately as a class.

                (D) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (i) shall in all matters not otherwise specified in this Section (b)(4) of this
           Article IV vote together (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (ii) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be excluded or overridden by a provision in the Certificate of Incorporation or as provided herein.

                (E) Except as set forth in this Section (b)(4) of this Article IV, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

             (5) Increase or Decreases in Size of the Board of Directors. All newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of directorships reserved for Class A Directors shall be 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) and the remaining directorships are reserved for Class B Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

             (6) Merger or Consolidation. In case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class A Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock may receive different kinds of shares of stock if the only difference in such shares is the inclusion of voting rights which continue the Special Voting Rights.

             (7) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

          (c) Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock; provided that, except for any right to elect directors upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time, no series of Preferred Stock shall be entitled to vote generally in the election of any directors of the Corporation other than

     Class A Directors or to vote separately to elect one or more directors of the Corporation. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series than outstanding) the number of shares of any such subsequent to the issue of shares of that series.

          Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph."

     The Existing Certificate of Incorporation shall be amended by deleting in its entirety Article V thereof and renumbering Articles VI, VII, VIII and IX thereof as Articles V, VI, VII and VIII, respectively.

     The Existing Certificate of Incorporation shall be amended by deleting the reference to Article VIII in Article VIII thereof and replacing it with "Article VII".

                                                                  EXHIBIT A-1(c)

                               BY-LAW AMENDMENTS
                          (WITH GOVERNANCE PROVISIONS)

     The By-laws of the Corporation in effect at the Effective Time (the "Existing By-laws") shall be amended by adding the phrase "class and" immediately preceding the phrase "number of shares" in the first sentence of
Section 5 of Article II thereof.

     The Existing By-laws shall be amended by deleting in its entirety Section 2 of Article III thereof and replacing it with the following:

        "The number of directors which shall constitute the board of directors shall be ten (10). The number of directors may be changed from time to time by resolution of the board of directors or the stockholders, although in no event shall the number of directors be less than five (5) for so long as the Special Voting Rights (as defined in Article IV, Section (b)(4)(A) of the Certificate of Incorporation) shall be in effect. Each director shall be elected by a plurality of the votes of the shares of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), as the case may be, entitled to vote for such director that are present in person or represented by proxy at the annual meeting of stockholders. At each annual meeting of the stockholders, the stockholders shall elect the successors of the class of directors whose terms expire at such meeting, to hold office until their successors are duly elected and qualified at the third annual meeting of stockholders following the year of their election or until their earlier death, resignation or removal as herein or in the Certificate of Incorporation provided. The directors shall be elected in this manner, except as provided in Section 4 of this Article III and the Certificate of Incorporation."

     The Existing By-laws shall be amended by deleting the first sentence of
Section 4 of Article III thereof and replacing it with the following:

        "Vacancies resulting from newly created directorships resulting from an increase in the authorized number of directors and vacancies resulting from the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), voting together as a class, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation) (or on whose behalf the director was appointed), as the case may be, whose death, resignation or removal created the vacancy, or to which the newly-created directorship has been allocated."

     The Existing By-laws shall be amended by deleting the phrase "each newly-elected board of directors" in Section 5 of Article III thereof and replacing it with the phrase "the board of directors."

                                                                  EXHIBIT A-1(d)

                               BY-LAW AMENDMENTS
                        (WITHOUT GOVERNANCE PROVISIONS)

     The By-laws of the Corporation in effect at the Effective Time (the "Existing By-laws") shall be amended by adding the phrase "class and" immediately preceding the phrase "number of shares" in the first sentence of
Section 5 of Article II thereof.

     The Existing By-laws shall be amended by deleting in its entirety Section 2 of Article III thereof and replacing it with the following:

        "The number of directors which shall constitute the board of directors shall be ten (10). The number of directors may be changed from time to time by resolution of the board of directors or the stockholders, although in no event shall the number of directors be less than five (5) for so long as the Special Voting Rights (as defined in Article IV, Section (b)(4)(A) of the Certificate of Incorporation) shall be in effect. Each director shall be elected by a plurality of the votes of the shares of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), as the case may be, entitled to vote for such director that are present in person or represented by proxy at the annual meeting of stockholders. Each director elected shall hold office until a successor is duly elected and qualified or until his earlier death, resignation or removal as herein and in the Certificate of Incorporation provided. The directors shall be elected in this manner, except as provided in Section 4 of this Article III and the Certificate of Incorporation."

     The Existing By-laws shall be amended by deleting the first sentence of
Section 4 of Article III thereof and replacing it with the following:

        "Vacancies resulting from newly created directorships resulting from an increase in the authorized number of directors and vacancies resulting from the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), voting together as a class, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation) (or on whose behalf the director was appointed), as the case may be, whose death, resignation or removal created the vacancy, or to which the newly-created directorship has been allocated."

     The Existing By-laws shall be amended by deleting the phrase "each newly-elected board of directors" in Section 5 of Article III thereof and replacing it with the phrase "the board of directors."

                                                                  EXHIBIT A-1(e)

                        DIRECTORS AT THE EFFECTIVE TIME

                                                                                    (IF GOVERNANCE
                                                      DIRECTORS DESIGNATED AS    PROVISIONS APPROVED)
NAME OF DIRECTOR                                        CLASS A OR CLASS B          DIRECTOR CLASS
----------------                                      -----------------------    --------------------
John P. Imlay.......................................          Class B             Term Expiring 2000
Stephen G. Pagliuca.................................          Class B             Term Expiring 2000
Charles B. McQuade..................................          Class B             Term Expiring 2000
Manuel A. Fernandez.................................          Class A             Term Expiring 2001
Dennis G. Sisco.....................................          Class B             Term Expiring 2001
Anne Sutherland Fuchs...............................          Class B             Term Expiring 2001
William O. Grabe....................................          Class A             Term Expiring 2002
Max D. Hopper.......................................          Class B             Term Expiring 2002
Kenneth Roman.......................................          Class B             Term Expiring 2002
William T. Clifford.................................          Class B             Term Expiring 2002

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